PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") made as of the ____ day of October, 2015 between AMERCO REAL ESTATE COMPANY, a Nevada corporation, having an address at 2727 North Central Avenue, Phoenix, Arizona 85004 (“Seller”) and 23RD AND 11TH ASSOCIATES, L.L.C., a Delaware limited liability company, having an address c/o The Related Companies, L.P., 60 Columbus Circle, New York, New York 10023 ("Purchaser").  Each of Seller and Purchaser may be referred to in this Agreement as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H :

WHEREAS, Seller is the owner and holder of the fee simple estate in and to those certain plots, pieces and parcels of land (the "Land") known as (i) 555 West 22nd Street, New York, New York (Block 694, Lot 5) and more particularly described in Schedule A-1, (ii) 548 West 23rd Street, New York, New York (Block 694, Lot 60) and more particularly described in Schedule A-2, (iii) 552 West 23rd Street, New York, New York (Block 694, Lot 61) and more particularly described in Schedule A-3, and (iv) 170 11th Avenue, New York, New York (Block 694, Lot 65) and more particularly described in Schedule A-4, together with the buildings and all other improvements located on the Land (collectively, the "Buildings"; the Buildings and the Land are sometimes collectively referred to as the "Premises");

WHEREAS, Seller desires to cause the sale and conveyance of its interests in and to the Premises to Purchaser and Purchaser desires to purchase such interests from Seller upon the terms of this Agreement;

WHEREAS, Seller is the owner and holder of the fee simple estate in and to that certain plot, piece and parcel of land (the "Lot 58 Land") known as 536 West 23rd Street, New York, New York (Block 694, Lot 58) and more particularly described in Schedule A-5, which is improved with that certain building (the "Lot 58 Existing Building") that does not utilize all of its Development Rights (as hereinafter defined) that, pursuant to the Zoning Resolution (as hereinafter defined), and that may be used to increase the height and floor area of the buildings located on the Lot 58 Land (the Lot 58 Existing Building and the Lot 58 Land, collectively, "Lot 58");

WHEREAS, Seller desires to cause the sale and conveyance of its interests in and to only (i) the Fee Above a Plane (as hereinafter defined); and (ii) the Excess Development Rights (as hereinafter defined) for the construction and development of a new building (the “New Building”) on the Premises and any other parcel that Purchaser may designate within the Combined Zoning Lot (as hereinafter defined) in accordance with this Agreement and the ZLDA (as hereinafter defined); and

WHEREAS, pursuant to the terms of this Agreement, Seller hereby desires to sell, and the Purchaser hereby desires to acquire, the Excess Development Rights and, in furtherance thereof, Seller and any other parties having an interest in Lot 58 at the Closing (as hereinafter defined) will join with Purchaser and any others reasonably designated by Purchaser in executing and recording a Declaration (as hereinafter defined) (or a waiver, as the case may be) that Lot 58, the Premises and any other parcels that Purchaser may reasonably designate in addition thereto or in lieu thereof thereafter shall constitute one zoning lot (the “Combined Zoning Lot”) for the purpose of Section 12-10 of the Zoning Resolution and will execute and deliver the Zoning Lot Development Agreement to Purchaser on the Closing Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the Parties hereto covenant and agree as follows:

1.                   DEFINITIONS.  The schedule of the defined terms for this Agreement is attached hereto as Schedule B and is incorporated into this Agreement by this reference.  The following additional capitalized terms shall have the meanings specified in this Section 1:

(a)“Development Rights” shall mean the rights, determined in accordance with the Zoning Resolution, that are appurtenant to a zoning lot, to develop such zoning lot by erecting thereon a structure or structures with (i) a total floor area determined by multiplying the area of the zoning lot by the maximum allowable floor area ratio for structures in such zoning district or districts in which such zoning lot is located, and (ii) any bulk, density and other development rights permitted under the Zoning Resolution.

(b)“Excess Development Rights” shall mean those Development Rights that are appurtenant to Lot 58 in excess of the Owner Utilized Development Rights, and accordingly are available for transfer pursuant to the Zoning Resolution, which amount shall be determined by a development rights survey of Lot 58, which calculation is to be completed by Purchaser’s architect, at Purchaser’s sole cost and expense, promptly following the date of this Agreement.

(c)“Fee Above a Plane” shall mean that portion of Lot 58 containing the volume of space which lies (i) above a horizontal plane having an elevation commencing twelve (12) feet above the existing roof of the Lot 58 Existing Building (other than that portion of the roof containing the bulkhead) and (ii) above a horizontal plane having an elevation commencing fifteen (15) feet above the existing bulkhead of the Lot 58 Existing Building, as more specifically defined in the ZLDA.

(d)“Mortgagee” shall mean any lender who has a security interest or mortgage encumbering any of Lot 58.

(e)“Owner Utilized Development Rights” shall mean the Development Rights utilized by the Lot 58 Existing Building as of the date of the development rights survey of Lot 58, which amount shall be determined by Purchaser’s architect, at Purchaser’s sole cost and expense, promptly following the date of this Agreement and which amount shall be specified in the ZLDA.

(f)“Parties In Interest” shall mean those “Parties in Interest” listed in a certification of Parties in Interest pursuant to Section 12-10(d) of the Zoning Resolution (definition of “Zoning Lot”).  The Title Company (as hereinafter defined) shall indicate in its title search or report of Lot 58 who the Parties In Interest are for Lot 58.

(g)“Zoning Lot Development Agreement” or “ZLDA” shall mean the agreement set forth in the attached Exhibit 6.

(h)“Zoning Resolution” shall mean the Zoning Resolution of the City of New York, adopted December 16, 1961, as amended from time to time.

2.                   PURCHASE AND SALE.

(a)                Seller shall sell and convey to Purchaser, and Purchaser shall purchase and assume from Seller, subject to the terms and conditions of this Agreement, (i) the Premises; (ii) all of Seller's right, title and interest in, to and under (a) the land lying in the bed of any street, highway, road or avenue, opened or proposed, public or private, in front of or adjoining the Land to the center line thereof, (b) any rights of way, rights of ingress and ingress, appendages, appurtenances, easements, sidewalks, alleys, gores or strips of land adjoining or appurtenant to the Land or any portion thereof and used in conjunction therewith, (c) any air or development rights appurtenant to the Land or any portion thereof, and (d) any award or payment made or to be made in lieu of any of the foregoing or any portion thereof, it being understood and agreed that Seller will execute and deliver to Purchaser on the Closing Date or thereafter (which obligation shall survive the Closing), upon reasonable written request, all reasonably necessary and appropriate instruments for the conveyance of its right, title and interest and for the assignment and collection of any such awards or payments, without representation or warranty by or recourse to Seller, except to the extent specifically provided herein and without extension of any survival periods relating thereto; and (iii) the Fee Above a Plane.  The items described in clauses (i), (ii) and (iii) above are referred to collectively as the "Property."

(b)               Subject to the terms and conditions of this Agreement and the terms and conditions set forth in the ZLDA, Seller hereby agrees to execute and deliver the ZLDA and thereby to create the Combined Zoning Lot effective as of the Closing; and Seller shall sell and convey to Purchaser, and Purchaser shall purchase and assume from Seller all of the Excess Development Rights.  Purchaser is not accepting, assuming or taking the Excess Development Rights subject to any of the debts, liabilities or other obligations of, or claims against, Seller of any kind or nature, whether direct or contingent, and whether known or unknown.

(c)                The Parties hereto acknowledge and agree that no tangible personal property is included in the sale of the Property and the Excess Development Rights, and no part of the Purchase Price is allocable to any tangible personal property.

(d)               The Lot 58 Land, the Lot 58 Existing Building, the Owner Utilized Development Rights and all other real property interests appurtenant to Lot 58 that are not expressly Excess Development Rights or granted to Purchaser pursuant to the ZLDA, are expressly retained by Seller and are not included in this Agreement, such property interests being referred to collectively in this Agreement as “Seller’s Retained Property.”

3.                   ACCESS.

(a)                Subject to the provisions of Sections 3(c) (d) and (e), Purchaser and its agents, employees, consultants, inspectors, appraisers, engineers and contractors (collectively "Purchaser's Representatives") shall have the right, through the Closing Date, from time to time, upon the advance notice required pursuant to Section 3(c), to enter upon and pass through the Premises and Lot 58 during normal business hours to examine and inspect the same; provided, however, that the inspections of Lot 58 as permitted by this Section 3 shall be limited solely to conducting a physical survey and pre-construction survey of Lot 58. Any such inspections are for Purchaser’s information only.

(b)               Seller shall make available to Purchaser, at Seller's management office at the Premises or other location reasonably selected by Seller, to the extent maintained by (or on behalf of) Seller and in Seller's possession or control:  plans and specifications relating to the Property and the Lot 58 Existing Building; environmental and engineering reports relating to the Property and Lot 58; and Seller's books and records relating solely to the physical condition of the Property (collectively, the “Premises Documents”), but expressly excluding (i) all records relating to the existing business operations being conducted on or from the Property or Lot 58, (ii) Seller's accounting and income tax records, (iii) Seller’s proprietary business and corporate records and (iv) any records relating to Seller's selling or financing negotiations or third party appraisals or any internal documents relating to the value of the Property.  Seller disclaims the content, conclusions and accuracy of any such materials delivered to Purchaser pursuant to this Section 3(b), it being expressly agreed and understood that Seller is delivering such materials without representation or warranty, and that Purchaser is receiving all such items “as-is” with no right to rely on the content, conclusions and accuracy of any such materials.  Purchaser shall rely only on its own due diligence in connection with the transactions contemplated by this Agreement.

(c)                In conducting the inspection of the Premises and the surveys of Lot 58 and its due diligence review, Purchaser shall at all times comply with all laws and regulations of all applicable governmental authorities, and neither Purchaser nor any of Purchaser's Representatives shall (a) contact or have any discussions with any of Seller's employees, agents or representatives, or with any tenants at, or contractors providing services to the Premises or Lot 58, unless in each case Purchaser obtains the prior written consent of Seller (which may be granted, withheld, conditioned or delayed in Seller’s sole discretion), (b) interfere in any Material respect with the business of Seller (or any of its tenants) conducted at the Premises or Lot 58 or disturb in any Material respect the use or occupancy of any occupant of the Premises or Lot 58, or (c) damage the Premises or Lot 58.  Purchaser shall schedule and coordinate all inspections, including, without limitation, any environmental tests, with Seller’s designated environmental representative and shall give such representative at least five (5) business days’ prior Notice thereof.  Seller shall be entitled to have a representative present at all times during each such inspection.  Purchaser agrees to pay to Seller within five (5) business days following written demand the cost of repairing and restoring any damage or disturbance which Purchaser or Purchaser's Representatives shall cause the Property or Lot 58 to be restored to substantially the same condition the Property or Lot 58 (as applicable) was in immediately prior to such damage or disturbance, ordinary wear and tear excepted.  All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser's Representatives relating to such inspection and its other due diligence shall be at the sole expense of Purchaser.  In the event that the Closing does not occur for any reason whatsoever, Purchaser shall promptly return to Seller copies of all due diligence materials delivered by Seller to Purchaser and shall destroy all copies and abstracts prepared by, for or on behalf of Purchaser, and Purchaser will furnish to Seller true, correct and complete copies of all third party documents, reports and other information obtained by Purchaser in the course of its due diligence, along with the identity of all contractors who have performed services for Purchaser in connection with its due diligence; provided, however, that if the Closing does not take place by reason of the default or alleged default of Seller, Purchaser shall not be required to return due diligence materials delivered by Seller and furnish such documents, reports and other information so long as any dispute or litigation resulting from Seller’s default or alleged default remains unresolved.  Provided that such work (i) be performed by a licensed professional, (ii) be performed at Purchaser’s sole cost and expense, (iii) be performed or conducted only upon the issuance of all applicable permits, (iv) be conducted solely after the delivery to Seller of suitable certificates of liability insurance naming Seller as an additional insured in amounts reasonably determined by Seller, (v) not unreasonably disturb any business operations being conducted on or at the Property, whether by Seller or a tenant or other invitee of Seller, and (vi) require that the Property be physically restored to its physical condition existing prior to such examinations. Purchaser shall be permitted to conduct borings of the Premises in connection with the preparation of an environmental audit or in connection with any other inspection of the Premises (reasonable wear and tear excepted).  The provisions of Section 3(c) shall survive the Closing or any termination of this Agreement.

(d)               Prior to conducting any physical inspection or testing at the Premises, other than mere visual examination, including without limitation, boring, drilling and sampling of soil, Purchaser shall obtain, and during the period of such inspection or testing shall maintain, at its expense, comprehensive general liability insurance, including a contractual liability endorsement, and personal injury liability coverage, with Seller, its managing agent, if any, and any other Affiliate designated by Seller, as additional insureds, from an insurer reasonably acceptable to Seller, which insurance policies must have limits for bodily injury and death of not less than Five Million Dollars ($5,000,000.00) for any one occurrence and not less than Five Million ($5,000,000.00) Dollars for property damage liability for any one occurrence.  Prior to making any entry upon the Premises, Purchaser shall furnish to Seller a certificate or certificates of insurance from Purchaser’s insurance carrier or broker evidencing the foregoing coverages.

(e)                Purchaser agrees to indemnify, defend, pay and hold harmless Seller and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, Affiliates, agents, attorneys and contractors, their spouses and any successors or assigns of the foregoing (collectively with Seller, "Seller Related Parties") for, from and against any and all actual losses, costs, actual damages, liens, claims, liabilities or other expenses (including, but not limited to, reasonable attorneys' fees, court costs and disbursements) incurred by any of Seller's Related Parties arising from or by reason of Purchaser's and/or Purchaser's Representatives' access to, or inspection of, the Premises, or any tests, inspections or other due diligence conducted by or on behalf of Purchaser; provided, however, that the foregoing indemnity shall not include any loss, costs, damages or expenses, of any kind or nature (including, without limitation, reasonable attorneys’ fees and expenses) that result from (i) the sole negligence or willful misconduct of Seller Related Parties or (ii) the discovery, by Purchaser or Purchaser’s Representatives, of existing conditions on the Property during any inspection, investigation and/or entry upon the Property conducted pursuant to, and in accordance with, the terms of this Agreement.  The provisions of this Section 3(e) shall survive the Closing or any termination of this Agreement.

(f)                The inspection of the Premises and the Purchaser’s due diligence is solely for the information of Purchaser and this Agreement, and Purchaser’s obligations under this Agreement are not contingent upon the findings disclosed by inspection or upon the results of any due diligence conducted by Purchaser.

4.                   PURCHASE PRICE AND DEPOSIT.

The purchase price to be paid by Purchaser to Seller for the Property and Excess Development Rights (the "Purchase Price") shall be Two Hundred Million and no/100 Dollars ($200,000,000.00). The Purchase Price shall be payable as follows:

(a)                Within one (1) business day of the execution of this Agreement by Purchaser and Seller, Purchaser shall deliver to Stewart Title Insurance Company, as escrow agent (the "Escrow Agent") a wire transfer in immediately available federal funds the amount of Ten Million Dollars ($10,000,000.00) to the escrow account of Escrow Agent in accordance with the wire instructions set forth on Exhibit 1 (such deposit which is made pursuant to this subsection (a) (together with interest thereon), the “Initial Deposit,” and, together with the Additional Deposit (as hereinafter defined), if applicable, are herein collectively referred to as the "Deposit").  If the Initial Deposit has not been delivered on or prior to such date, Seller shall have the right, in its sole discretion, to terminate, in which event neither Seller nor Purchaser shall have any further rights or obligations in this Agreement, except those arising under provisions of this Agreement that expressly survive the termination of this Agreement.

(b)               (i)Upon receipt by Escrow Agent of the Deposit, Escrow Agent shall cause the same to be deposited into an interest bearing account in a bank, savings and loan association trust company, or other banking institution selected by Escrow Agent that is a member and co-owner of The Clearing House Association (a “TCH Bank”), it being agreed that Escrow Agent shall not be liable for (y) any loss of such investment (unless due to Escrow Agent's gross negligence or willful misconduct) or (z) any failure to attain a favorable rate of return on such investment.  Escrow Agent shall deliver the Deposit, and the interest accrued thereon, to Seller or to Purchaser, as the case may be, under the following conditions:

(1)               The Deposit (together with all interest accrued thereon) shall be delivered to Seller at the Closing upon receipt by Escrow Agent of a statement executed by Seller and Purchaser that the Deposit and the interest accrued thereon may be released; or

(2)               The Deposit, and the interest accrued thereon, shall be delivered to Seller following receipt by Escrow Agent of written demand therefor from Seller stating that Purchaser has defaulted in the performance of its obligations under this Agreement and specifying the Section(s) of this Agreement which entitles Seller to the Deposit, if Purchaser shall have given Notice of objection in accordance with the provisions of Section 19 of this Agreement; or

(3)               The Deposit, and the interest accrued thereon, shall be delivered to Purchaser following receipt by Escrow Agent of written demand therefor from Purchaser stating that (i) the conditions to closing set forth in Section 10(b) of this Agreement have not been fulfilled or waived by Purchaser or (ii) this Agreement was terminated under circumstances entitling Purchaser to the return of the Deposit, and specifying the Section of this Agreement which entitles Purchaser to the return of the Deposit, if Seller shall not have given Notice of objection in accordance with the provisions of Section 19 of this Agreement; or

(4)               The Deposit, and the interest accrued thereon, shall be delivered to Purchaser or Seller as directed by joint written instructions of Seller and Purchaser.

(ii)               Upon the filing of a written demand for the Deposit by Seller or Purchaser, pursuant to subsection (2) or (3) above, Escrow Agent shall promptly give notice thereof (including a copy of such demand) to the other Party.  The other Party shall have the right to object to the delivery of the Deposit, by giving written notice of such objection to Escrow Agent at any time within ten (10) days after such Party's receipt of notice from Escrow Agent, but not thereafter.  Such notice shall set forth the basis for objecting to the delivery of the Deposit.  Upon receipt of such notice of objection, Escrow Agent shall promptly give a copy of such notice to the Party who filed the written demand.  If Escrow Agent shall have timely received such notice of objection, Escrow Agent shall continue to hold the Deposit, and the interest accrued thereon, until (x) Escrow Agent receives written notice from Seller and Purchaser directing the disbursement of the Deposit, in which case Escrow Agent shall then disburse the Deposit, and the interest accrued thereon, in accordance with said direction, or (y) litigation is commenced between Seller and Purchaser, in which case Escrow Agent shall deposit the Deposit, and the interest accrued thereon, with the clerk of the court in which said litigation is pending, or (z) Escrow Agent takes such affirmative steps as Escrow Agent may elect, at Escrow Agent's option, in order to terminate Escrow Agent's duties described in this Agreement, including but not limited to depositing the Deposit, and the interest accrued thereon, in court and commencing an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party.

(iii)            Escrow Agent may rely and act upon any instrument or other writing reasonably believed by Escrow Agent to be genuine and purporting to be signed and presented by any person or persons purporting to have authority to act on behalf of Seller or Purchaser, as the case may be, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for Escrow Agent's own gross negligence, willful misconduct or default.  Escrow Agent shall have no duties or responsibilities except those set forth herein.  Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless the same is in writing and signed by Purchaser and Seller, and, if Escrow Agent's duties described in this Agreement are affected, unless Escrow Agent shall have given prior written consent thereto.  Escrow Agent shall be indemnified and held harmless by Seller and Purchaser from, and reimbursed by Seller and Purchaser for, any claims, liabilities, costs and expenses incurred in connection with claims of third parties (including reasonable legal fees and disbursements of its own and outside counsel), including all of Escrow Agent's fees and expenses with respect to any interpleader action incurred in connection with this Agreement, and such liability shall be joint and several; provided that, as between Purchaser and Seller there shall be no obligation of contribution by one Party with respect to the unlawful acts of the other, and the prevailing party in any dispute over the Deposit shall be entitled to reimbursement of any such expenses paid to Escrow Agent.  In the event that Escrow Agent shall be uncertain as to Escrow Agent's duties or rights described in this Agreement, or shall receive instructions from Purchaser or Seller that, in Escrow Agent's opinion, are in conflict with any of the provisions of this Agreement, Escrow Agent shall be entitled to hold and apply the Deposit, and the interest accrued thereon and may decline to take any other action.  After delivery of the Deposit, and the interest accrued thereon, in accordance herewith, Escrow Agent shall have no further liability or obligation of any kind whatsoever.

(iv)             Escrow Agent shall have the right at any time to resign upon ten (10) business days prior written Notice to Seller and Purchaser.  Seller and Purchaser shall jointly select a successor Escrow Agent and shall notify Escrow Agent of the name and address of such successor Escrow Agent within ten (10) business days after receipt of Notice from Escrow Agent of its intent to resign.  If Escrow Agent has not received Notice of the name and address of such successor Escrow Agent within such period, Escrow Agent shall have the right to select on behalf of Seller and Purchaser a TCH Bank to act as successor Escrow Agent.  At any time after the ten (10) business day period, Escrow Agent shall have the right to deliver the Deposit, and the interest accrued thereon, to any successor Escrow Agent selected pursuant to this Section 4(b)(iv), provided such successor Escrow Agent shall execute and deliver to Seller and Purchaser an assumption agreement whereby it assumes all of Escrow Agent's obligations described in this Agreement.  Upon the delivery of all such amounts and such assumption agreement, the successor Escrow Agent shall become the Escrow Agent for all purposes of this Agreement and shall have all of the rights and obligations of the Escrow Agent described in this Agreement, and the resigning Escrow Agent shall have no further responsibilities or obligations under the terms of this Agreement for matters arising after such assumption.

(v)               The interest earned on the Deposit shall be paid to the Party entitled to receive the Deposit as provided in this Agreement.  The Party receiving such interest shall pay any income taxes thereon; provided, that, if Seller receives the interest on the Deposit as a credit against the Purchase Price to Purchaser, then Purchaser shall pay any income taxes on such interest received by Seller.  Seller's taxpayer identification number is ___________; and Purchaser's taxpayer identification number is ___________.  The provisions of this Section 4(b) shall survive the Closing or earlier termination of this Agreement.

(c)                At the Closing, Seller shall be entitled to receive and be paid the Deposit (and the Parties shall instruct Escrow Agent accordingly) and Purchaser shall deliver the balance of the Purchase Price (i.e., the Purchase Price less the Deposit, together will all unpaid interest thereon), to Seller, as adjusted pursuant to Section 7.

(d)               All monies payable by Purchaser under this Agreement shall be paid by Purchaser causing said amount to be wire transferred in immediately available federal funds for credit to such bank account or accounts, in such amounts as may be required to consummate the transactions contemplated by this Agreement.

As used in this Agreement, the term "business day" shall mean every day other than Saturdays, Sundays, all days observed by the federal or New York State government as legal holidays and all days on which commercial banks in New York State are required by law to be closed.

5.                   STATUS OF TITLE.

Subject to the terms and provisions of this Agreement, Seller's interest in the Premises and the Excess Development Rights shall be sold and conveyed by Seller to Purchaser, and Purchaser shall accept same, subject only to the following (collectively, the "Permitted Encumbrances"):

(a)                the state of facts disclosed on the survey of the Premises prepared by First Order LLC and originally dated January 15, 2015 (the "Existing Survey");

(b)               the standard printed exclusions from coverage contained in the ALTA form of owners title policy currently in use in New York State and pertaining to the Premises;

(c)                Any liens, encumbrances or other title exceptions pertaining to the Premises approved or waived by Purchaser in writing as provided in Section 6;

(d)               Property Taxes which are a lien upon the Premises but not yet due and payable, subject to proration in accordance with Section 7;

(e)                any laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting the Premises or Lot 58, including, without limitation, those relating to zoning and land use;

(f)                any recorded utility company rights, easements and franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon the Premises;

(g)               any installment not yet due and payable as of the Closing Date of assessments imposed after the date of this Agreement and affecting the Premises or Lot 58 or any portion thereof;

(h)               the right, lack of right or restricted right of Seller to construct and/or maintain (and the right of any governmental authority to require the removal of) any vault or vaulted area, in or under the streets, sidewalks or other areas abutting the Premises and any applicable licensing statute, ordinance and regulation, the terms of any license pertaining thereto and the lien of the street, sidewalk or other area vault taxes, subject to proration as provided in Section 7;

(i)                 any immaterial variation between tax lot lines and lines of record title; and

(j)                 subject to the provisions of Section 6(c) below, all violations of laws, rules, regulations, statutes, ordinances, orders or requirements, now or hereafter issued or noted.

6.                   TITLE INSURANCE; LIENS.

(a)                (i)Purchaser shall order, at its sole cost and expense, within five (5) days following the date of this Agreement, a commitment for (A) an owner's policy of title insurance with respect to the Premises, and (B) a Development Rights Endorsement with respect to the Excess Development Rights (the "Commitment") from Royal Abstract of New York LLC (the "Title Company").  Such Commitment shall contain a certificate of Parties in Interest for Lot 58 and the Premises (the “Zoning Lot Certification”) by the Title Company certifying to the Seller and the Purchaser the metes and bounds description of Lot 58 and the Premises, the identity of the parties that own fee simple title to each of Lot 58 and the Premises and the identity of all other Parties In Interest with respect to the Combined Zoning Lot for Lot 58 and the Premises.  Purchaser, at its option and expense, may obtain a new survey or an update of the Existing Survey (the "Updated Survey") of the Property.  Purchaser shall (i) direct the Title Company to deliver a copy of the Commitment (and any update thereto) to Seller simultaneously with its delivery of the same to Purchaser and (ii) if applicable, direct the surveyor to deliver a copy of the Updated Survey (and any update thereto) to Seller simultaneously with its delivery of the same to Purchaser.  No later than three (3) business days prior to the Closing Date, Purchaser shall provide Seller’s attorney with a title continuation for the Zoning Lot Certification in order to determine if there is any change in the Parties In Interest who will be required to execute and deliver at Closing any documents or other instruments required to be executed and delivered by Purchaser at Closing.

(ii)               If the Commitment or the Updated Survey discloses any liens, encumbrances or other title exceptions other than the Permitted Exceptions (each, an "Initial Exception"), then Purchaser shall have ten (10) business days (the "Objection Date") to deliver notice to Seller objecting to any of the Exceptions (the "Initial Objections").  If Purchaser fails to deliver such objection notice by the Objection Date, Purchaser shall be deemed to have waived its right to object to any Initial Exceptions (and the same shall be deemed Permitted Encumbrances).  If Purchaser shall deliver such objection notice by the Objection Date, any Initial Exceptions which are not objected to in such notice shall be deemed Permitted Encumbrances.

If, prior to the Closing Date, Purchaser shall receive any update to the Commitment or the Updated Survey which discloses additional liens, encumbrances or other title exceptions which were not disclosed by the Commitment and which are not otherwise permitted in this Agreement) (each, an "Update Exception"), then Purchaser shall have until the earlier of (x) five (5) business days after delivery of such update or (y) the Closing Date (the "Update Objection Date") to deliver notice to Seller objecting to any of the Update Exceptions (the "Update Objections"; the Update Objections and the Initial Objections are collectively, the "Title Objections").  If Purchaser fails to deliver such objection notice by the Update Objection Date, Purchaser shall be deemed to have waived its right to object to any Update Exceptions (and the same shall be deemed Permitted Encumbrances).  If Purchaser shall deliver such objection notice by the Update Objection Date, any Update Exceptions which are not objected to in such notice shall be deemed Permitted Encumbrances.

(iii)            Notwithstanding anything to the contrary contained herein, subject to Section 6(c) below, if Seller is unable or unwilling in Seller’s sole and absolute discretion, to eliminate the Title Objections by the Scheduled Closing Date, unless the same are waived by Purchaser in writing without any abatement in the Purchase Price, Seller may, upon at least two (2) business days' prior notice ("Title Cure Notice") to Purchaser (except with respect to matters first disclosed during such two (2) business day period, as to which matters Notice may be given at any time through and including the Scheduled Closing Date) adjourn the Scheduled Closing Date (such date to which Seller adjourns the Scheduled Closing Date is the "Adjourned Closing Date"), for a period not to exceed sixty (60) days ("Title Cure Period"), in order to attempt to eliminate such exceptions.

(b)               If Seller is unable or unwilling, in Seller’s sole and absolute discretion, to eliminate any Title Objection within the Title Cure Period, unless the same is waived by Purchaser, then, subject to Section 6(c) below (failure to comply with which shall be deemed a default by Seller of this Agreement), Purchaser may (i) accept the Property subject to such Title Objection (thereby unconditionally waiving any related claim or objection) without abatement of the Purchase Price, in which event (x) such Title Objection shall be deemed to be, for all purposes, a Permitted Encumbrance, (y) Purchaser shall complete the transactions contemplated by this Agreement notwithstanding the existence of such Title Objection, and (z) Seller shall have no obligations whatsoever after the Closing Date with respect to Seller's failure to cause such Title Objection to be eliminated, or (ii) terminate this Agreement by Notice given to Seller within ten (10) business days following expiration of the Title Cure Period, time being of the essence, in which event Escrow Agent shall immediately return to Purchaser the Deposit upon receipt of written demand from Purchaser.  If Purchaser shall fail to deliver the Notice described in clause (ii) within the ten (10) business day period described therein, time being of the essence, Purchaser shall be deemed to have made the election under clause (i).  Upon the timely giving of any Notice under clause (ii), this

Agreement shall terminate and neither Party hereto shall have any further rights or obligations arising under this Agreement other than those which are expressly provided to survive the termination of this Agreement.

(c)                It is expressly understood that in no event shall Seller be required to bring any action or institute any proceeding, or to otherwise incur any costs or expenses in order to attempt to eliminate any Title Objections or to otherwise cause title in the Premises to be in accordance with the terms of this Agreement on the Closing Date.  Notwithstanding anything in this Article 6 to the contrary, Seller shall be required to remove by payment (or bonding with respect to mechanics liens) any mortgages, liens, encumbrances or other title exceptions which are Voluntary Liens.  “Voluntary Liens” as used herein shall mean (x) unpaid real estate taxes, assessments and water and sewer charges with respect to the Property which are due and payable as of the Closing Date, and (y) liens and other encumbrances (other than Permitted Exceptions) which Seller has affirmatively placed on the Property, including without limitation, liens of any mortgages affecting all or any portion of the Property, mechanics’ liens that arise from Seller’s acts or omissions, judgments, and federal, state and municipal tax liens.  Furthermore, at Closing, Seller shall pay all Violations that have been reduced to a monetary amount and all fines and penalties assessed against the Property for Violations of record as of the Closing Date, provided that with respect to such Violations, in no event shall Seller be obligated to expend amounts in excess of $100,000, in aggregate.  “Violations” as used herein shall mean any and all notes or notices of violations of law, or municipal ordinances, orders, designations or requirements whatsoever noted in or issued by any governmental authority having jurisdiction over the Property.

(d)               If Seller shall have adjourned the Scheduled Closing Date in order to cure Title Objections in accordance with the provisions of this Section 6, Seller shall, upon the satisfactory cure thereof, promptly reschedule the Scheduled Closing Date, upon at least five (5) business days' prior notice to Purchaser (the "New Closing Notice"); it being agreed, however, that if any matters which are Title Objections arise between the date the New Closing Notice is given and the rescheduled Scheduled Closing Date, Seller may again adjourn the Closing for a reasonable period or periods, in order to attempt to cause such exceptions to be eliminated by sending Purchaser a Title Cure Notice, it being agreed, however, that Seller shall not be entitled to adjourn the new Scheduled Closing Date pursuant to this Section 6(d) for a period or periods in excess of thirty (30) days in the aggregate.

(e)                If the Commitment discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, on request Seller shall deliver to the Title Company affidavits (in ordinary and customary form) showing that such judgments, bankruptcies or other returns are not against Seller in order to induce the Title Company to omit exceptions with respect to such judgments, bankruptcies or other returns or to insure over same.  In addition, Seller shall deliver to the Title Company all customary affidavits, reasonably acceptable to Seller, required to omit (i) exceptions with respect to municipal emergency repairs, (ii) exceptions with respect to (A) retroactive street vault charges, together with interest and penalties thereon, and (B) work done by the City of New York upon the Premises or any demand made by the City of New York for any such work that may result in charges by the New York City Department of Environmental Protection for water tap closings or any related work, (iii) exceptions with respect to fees for inspections, re-inspections, examinations and services performed by the New York City Department of Buildings (“DOB”) or for permits issued by the DOB, and (iv) similar types of exceptions (provided that the same are customarily omitted from a title report on the basis of an affidavit from the owner of the property being insured without the expenditure of money by such owner).

(f)Notwithstanding anything contained herein to the contrary, Seller shall (i) give and the Purchaser shall only be required to accept title to the Excess Development Rights being transferred to the Purchaser, pursuant to this Agreement, such as the Title Company is willing to issue pursuant to a title insurance policy with a New York City Development Rights endorsement, for the Excess Development Rights being transferred to Purchaser, without any special premium in excess of the standard rates; and (ii) convey and transfer the Excess Development Rights to the Purchaser free and clear of all liens, encumbrances, Violations and unpaid real estate taxes, assessments and water and sewer charges with respect to Lot 58 and as otherwise provided in this Agreement.

7.                   APPORTIONMENTS.

(a)                The following shall be apportioned between Seller and Purchaser as of 11:59 p.m. on the day immediately preceding the Closing Date (the "Apportionment Date") on the basis of the actual number of days of the month which shall have elapsed as of the Closing Date and based upon the actual number of days in the month and a 365 day year:

(i)                 real estate taxes, sewer rents and taxes, water rates and charges (to the extent not accounted for pursuant to clause (i) above), vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Premises (collectively, "Property Taxes"), on the basis of the respective periods for which each is assessed or imposed, to be apportioned in accordance with Section 7(c); and

(ii)               such other items as are customarily apportioned in accordance with real estate closings of commercial properties in the City of New York, State of New York.

(b)               Property Taxes shall be apportioned on the basis of the fiscal period for which assessed. If the Closing Date shall occur either before an assessment is made or a tax rate is fixed for the tax period in which the Closing Date occurs, the apportionment of such Property Taxes based thereon shall be made at the Closing Date by applying the tax rate for the preceding year to the latest assessed valuation, but, promptly after the assessment and/or tax rate for the current year are fixed, the apportionment thereof shall be recalculated and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other within five (5) business days based on such recalculation.  If as of the Closing Date the Premises or any portion thereof shall be affected by any special or general assessments which are or may become payable in installments of which the first installment is then a lien and has become payable, Seller shall pay the unpaid installments of such assessments which are due prior to the Closing Date and Purchaser shall pay the installments which are due on or after the Closing Date, with apportionment as of the Apportionment Date.

(c)                Promptly following the execution of this Agreement, Seller shall prepare and file with the New York City Department of Finance (and any other required governmental authority) all required applications needed to separate Lot 58 into two separate tax parcels, one of which will consist of the Lot 58 Existing Building, that portion of the Lot 58 Land below the Fee Above a Plane and the Owner Utilized Development Rights (the “Owner Tax Parcel”), and the

other of which will consist of the real property rights and interests contemplated by this Agreement to be sold by Seller to Purchaser, and consisting of the Fee Above a Plane and the Excess Development Rights, (the “Sale Tax Parcel”).  All costs and expenses of such separation shall be borne solely by the Seller, and Purchaser shall have the right to approve (such approval not to be unreasonably withheld) all such filings and applications by Seller.  The purpose of such separation is (i) for the Property, from and after the Closing, to be burdened with the obligations of the Sale Tax Parcel, and (ii) for Seller’s taxes obligation with respect to Lot 58, from and after the closing, to be reduced as a result of the conveyance to Purchaser of the Fee Above a Plane and the Excess Development Rights, and further to insure that Seller’s real property tax obligations with respect to Lot 58 are not increased as a result of the construction of any improvements on or within the Fee Above a Plane or otherwise utilizing any of the Excess Development Rights.  Notwithstanding anything to the contrary contained herein, (x) if Seller is unable to create such separate tax parcels by the Scheduled Closing Date (as defined below), Seller may, upon at least ten (10) business days' prior notice to Seller, adjourn the Scheduled Closing Date for a period of up to thirty (30) days, and (y) in no event shall Seller be required to finalize the creation of such separate tax parcels until such time that Purchaser delivers to Seller the Termination Waiver Notice (as defined below).  Notwithstanding anything contained herein to the contrary, in the event Seller is unable to obtain the New York City Department of Finance’s approval for the Sale Tax Parcel as currently contemplated herein, (i) the Fee Above a Plane shall be revised to include that portion of Lot 58 containing the volume of space which lies above a horizontal plane having an elevation commencing fifteen (15) feet above the existing roof of the Lot 58 Existing Building, (ii) the parties shall make such modifications to the ZLDA as reasonably necessary to reflect the revised Fee Above a Plane and (ii) the parties shall make such other modifications to the ZLDA as reasonably necessary to achieve the purpose and intent of the three dimensional Fee Above a Plane as currently contemplated herein.

(d)               If there are water meters at the Premises, the unfixed water rates and charges and sewer rents and taxes covered by meters, if any, shall be apportioned (i) on the basis of an actual reading done within ten (10) days prior to the Apportionment Date, or (ii) if such reading has not been made, on the basis of 110% of the last available reading.  If the apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the Parties shall, within ten (10) business days following notice of the determination of such actual reading, readjust such apportionment and Seller shall deliver to Purchaser or Purchaser shall deliver to Seller, as the case may be, the amount determined to be due upon such readjustment.  Seller shall endeavor to obtain and deliver to Purchaser at Closing a current water meter reading.

(e)                Charges for all electricity, steam, gas and other utility services (collectively, "Utilities") shall be billed to Seller's account up to the Apportionment Date and, from and after the Apportionment Date, all utilities shall be billed to Purchaser's account.  If for any reason such changeover in billing is not practicable as of the Closing Date, as to any Utility, such Utility shall be apportioned on the basis of actual current readings or, if such readings have not been made, on the basis of the most recent bills that are available.  If any apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the Parties shall, within ten (10) business days following notice of the determination of such actual reading, readjust such apportionment and Seller shall promptly deliver to Purchaser, or Purchaser shall promptly deliver to Seller, as the case may be, the amount determined to be due upon such adjustment.

(f)                Not more than ten (10) nor fewer than seven (7) business days prior to the Closing, Escrow Agent will prepare a preliminary closing statement (the "Preliminary Closing Statement") which will show the net amount due either to Seller or to Purchaser as the result of the adjustments and prorations provided for herein, and such net due amount will be added to or subtracted from the cash balance of the Purchase Price to be paid to Seller at the Closing pursuant to Section 4, as applicable.  Within sixty (60) days following the Closing Date, Seller and Purchaser will jointly prepare a final closing statement reasonably satisfactory to Seller and Purchaser in form and substance (the "Final Closing Statement") setting forth the final determination of the adjustments and prorations provided for herein and setting forth any items which are not capable of being determined at such time (and the manner in which such items shall be determined and paid), if any.  If no adjustments or prorations are required, then the Preliminary Closing Statement shall be deemed to be the Final Closing Statement.  The net amount due Seller or Purchaser, if any, by reason of adjustments to the Preliminary Closing Statement as shown in the Final Closing Statement, shall be paid in cash by the Party obligated therefor within five (5) business days following that Party's receipt of the approved Final Closing Statement.  The adjustments, prorations and determinations agreed to by Seller and Purchaser in the Final Closing Statement shall be conclusive and binding on the Parties hereto except for any items which are not capable of being determined at the time the Final Closing Statement is agreed to by Seller and Purchaser, which items shall be determined and paid in the manner set forth in this Section 7 and except for other amounts payable pursuant to this Agreement pursuant to provisions which survive the Closing other than this Section 7.  Prior to and following the Closing Date, each Party shall provide the other with such information as the other shall reasonably request (including, without limitation, access to the books, records, files, ledgers, information and data with respect to the Property and the Excess Development Rights during normal business hours upon reasonable advance notice) in order to make the preliminary and final adjustments and prorations provided for herein.

(g)               The provisions of this Section 7 shall survive the Closing.

8.                   CANTILEVER OF THE NEW BUILDING OVER LOT 58; SELLER’S USE OF LOT 58

(a)It is hereby agreed by Seller and Purchaser that, at Purchaser’s discretion, the New Building may cantilever over Lot 58, which shall be at least twelve (12) feet above the existing roof of the Lot 58 Existing Building and without structural support from the Lot 58 Existing Building or the Lot 58 Land, and with such rights, limitations, restrictions, easements, licenses, obligations and conditions of the Parties and their respective real property interests as more particularly described in the ZLDA.  Accordingly, the Parties agree that, prior to the Closing, the Purchaser, at its sole cost and expense, shall retain a surveyor, engineer or architect to determine the height of such cantilever and all other physical, spatial and structural characteristics required to be set forth in the ZLDA.  In addition, Purchaser hereby acknowledges and agrees that Seller shall retain the right to use and access the roof of the Lot 58 Existing Building (below the Fee Above a Plane), subject to the terms and conditions of the ZLDA.  Notwithstanding the foregoing, in the event Purchaser determines, in its sole discretion, that the New Building will not need to cantilever over Lot 58, the parties hereto hereby agree to amend the ZLDA to remove such right to cantilever.

(b)Seller represents to Purchaser that Seller owns and currently operates (or permits the operation of) a U-Haul® equipment rental and storage facility, together with associated and ancillary retail uses and operations (including the sale of propane) at the Lot 58 Existing Building

(collectively, “Seller’s Use”) and that Seller’s Use of Lot 58 is a legal nonconforming use (as defined in the Zoning Resolution) that Seller intends to continue from and after the date of this Agreement.  Purchaser agrees that it shall not take any action or actions (each an “Action” and collectively, the “Actions”), directly or through a third party, to prevent, impede, limit, restrict or inhibit Seller (and Seller’s Affiliates) from continuing Seller’s Use of the Lot 58 Existing Building to the extent such use and the manner of use is in compliance with all applicable governmental requirements (the “Affirmative Covenant”).  As used in the preceding sentence, the terms Action or Actions include, but are not limited to, initiating or supporting a complaint, notice of violation or similar form or document filed with any governmental agency or court (unless the same asserts that such use or manner of use is not in compliance with all applicable governmental requirements).  Purchaser shall set forth in all commercial leases and any condominium offering plans for all or any portion of the New Building (in the event the property is converted to a condominium) a statement that the Lot 58 Existing Building is used by Seller for Seller’s Use and that Purchaser, for itself and with the intent to bind its successors and assigns, has agreed to the Affirmative Covenant.  Purchaser further agrees that Purchaser’s agreement to the Affirmative Covenant is a material inducement to Seller’s willingness to enter into this Agreement, and is specifically enforceable by Seller (and Seller’s Affiliates),) against Purchaser, its successors and assigns, and that Seller (and Seller’s Affiliates) shall have against Purchaser the right to seek all remedies available at law and in equity (including but not limited to actions for actual damages (specifically excluding, indirect, consequential, exemplary, special and punitive damages) or for mandatory injunctive or declaratory relief) for a breach of the Affirmative Covenant by Purchaser; provided, however, that, in respect of any board of managers, board of directors or other governing body of the condominium and its members and officers, any condominium unit owner, tenant or other occupant of any condominium unit in a Condominium (collectively, the “Condominium Board and Unit Owners/Occupants”), Seller’s remedies against the Condominium Board and Unit Owners/Occupants shall be strictly limited to mandatory injunctive relief and declaratory relief only and Seller (and Seller’s Affiliates) shall not seek or maintain any action for damages of any kind against the Condominium Board and Unit Owner/Occupants. The rights, obligations and covenants of this Section 8(b) shall survive the Closing, the recordation of the Deed and the conveyance and transfer of the Property to Purchaser and shall terminate only upon Seller’s transfer or conveyance of sale or the Owner Tax Parcel or Seller’s interest therein, other than a transfer or conveyance of the Owner Tax Parcel to Seller’s Affiliate.

9.                   COVENANTS

(a)                During the period from the date of this Agreement until the Closing Date, Seller shall:

(i)                 be permitted to enter into any agreements with respect to all or any portion of the Property provided that such agreements expire by their terms on or prior to the Closing Date or may be terminated by the owner of the Property without penalty upon not more than thirty (30) days' (or less) prior notice;

(ii)               maintain in full force and effect the insurance policies currently in effect with respect to the Premises (or replacements continuing similar coverage);

(iii)            pay, or make as and when due and payable, all payments of principal and interest and all deposits required to be paid or made under any existing financing for the Property and Lot 58;

(iv)             not extend, amend or modify, or consent to the assignment or subletting under, any existing Lease, or enter into any new Lease for space at the Premises;

(v)               keep Purchaser informed as to the ongoing operations at the Property and to all “Material” (that is, reasonably expected to influence a Party’s decision to complete the transactions contemplated by this Agreement) developments with respect to the Property or Lot 58 including, without limitation, providing Purchaser copies of all Material correspondence received or delivered with respect to the Property or Lot 58, promptly following receipt or delivery;

(vi)             not enter into any collective bargaining agreements relating to the Property;

(vii)           not affirmatively subject the Property or Lot 58 to any additional mortgages, liens, encumbrances, covenants or easements;

(viii)        subject to Seller’s actual knowledge, provide Purchaser notice of all meetings with any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit concerning the development or zoning of the Property or Lot 58, and Purchaser shall have the right to attend such meetings and Seller will reasonably cooperate with Purchaser in respect thereof;

(ix)not apply for any zoning change, variance or zoning interpretations for the Property or Lot 58;

(x)not intentionally cause to be created any additional Parties In Interest with respect to Lot 58;

(xi)not further increase the Owner Utilized Development Rights and thereby reduce the Excess Development Rights to be conveyed to Purchaser;

(xii)except as provided in Section 7(c) of this Agreement, not further subdivide or combine any of the Property or Lot 58;

(xiii)not take or authorize any action that would: (i) reduce or adversely affect the Excess Development Rights, (ii) adversely affect either (x) Seller’s ability to convey the Excess Development Rights in accordance with this Agreement or (y) Purchaser’s ability to use the Excess Development Rights under the Declaration and ZLDA or (iii) otherwise adversely affect any rights granted to Purchaser pursuant to the Declaration and/or ZLDA; and

(xiv)not voluntarily appear in opposition to Purchaser in any action brought, sought or defended by Purchaser before the Planning Commission of the City of New York, the New York City Board of Standards and Appeals, DOB, or any other city, state or federal agency, arising out of or in connection with any zoning or variance applications relating to the New Building and the incorporation of the Excess Development Rights in the New Building, so long as same are consistent with the ZLDA and Declaration.

(b)               Purchaser shall have the right (as a contract vendee) prior to the Closing Date, to make application (and shall thereafter diligently prosecute such application) to any governmental authority or utility for such licenses, permits, approvals, certificates, rulings or amendments (collectively, “Approvals”) as Purchaser, in its sole discretion, deems necessary or desirable in connection with the development of the New Building.  Seller agrees, at Purchaser’s sole cost and expense, to cooperate with Purchaser in all reasonable respects in connection with the development of the New Building, (but not to provide any written consent or Seller-signed application) in connection with the filing and prosecution of applications for the Approvals and any other governmental approvals (including, without limitation, other zoning and variance applications) required therefor; provided that if the Closing does not occur, at Seller’s request, Purchaser shall, at Purchaser’s sole cost and expense, immediately withdraw any applications for the Approvals.  Notwithstanding the foregoing, (i) any filing with DOB shall require Seller’s prior written consent, which may not be unreasonably withheld; and (ii) any filing by Purchaser with the Planning Commission of the City of New York or the New York City Board of Standards and Appeals that requires Seller’s consent shall be as a contract vendee and shall either permit Seller to withdraw its consent if the Closing does not occur or shall not be binding on Seller or the Property.

(c)                Subject to Seller’s reasonable consent and upon not less than thirty (30) days’ prior written notice, Purchaser will have the right to merge additional properties into the zoning lot that includes the Seller Land and the Purchaser Land in order to create a larger zoning lot, as permitted by the Zoning Resolution.  Seller will reasonably cooperate with Purchaser in the creation of a new or enlarged zoning lot permitted by the Zoning Resolution.

(d)               Purchaser shall use commercially reasonable efforts to obtain, and shall diligently pursue, DOB approval of the ZRD1- Zoning Resolution Determination Form attached hereto as Exhibit 4 (“ZRD1”) within ninety (90) days of its execution of this Agreement (the “ZRD Deadline”), evidenced in a signed writing issued by DOB in the form commonly used by DOB, which ZRD1 has been submitted to DOB by Purchaser prior to the date of this Agreement.  If Purchaser does not receive such approval on or before the expiration of the ZRD Deadline,  Purchaser shall have the right to terminate this Agreement (the “Termination Option”).  Purchaser shall be deemed to have exercised the Termination Option unless, on or before the expiration of the ZRD Deadline, Purchaser shall deliver to Seller written notice of Purchaser’s waiver of the right to exercise the Termination Option (herein called the “Termination Waiver Notice”).  If Purchaser exercises the Termination Option or is deemed to have exercised the Termination Option, this Agreement shall automatically be terminated on and as of the ZRD Deadline, and Escrow Agent shall upon written demand from Purchaser immediately refund the Deposit to Purchaser, and both parties shall be relieved from any further liability hereunder except for those obligations and agreements which expressly survive termination of this Agreement.  In the event this Agreement has not terminated pursuant to this Section 9(d), this condition (whether or not such approval has been issued or obtained) shall be deemed unconditionally waived by Purchaser and the Deposit shall thereafter be non-refundable to Purchaser; provided, however, the Deposit shall be refundable as expressly set forth in this Agreement.

10.              CONDITIONS TO CLOSING.

(a)                Conditions to Obligations of Seller.  The obligation of Seller to effect the Closing shall be subject to the fulfillment or written waiver by Seller at or prior to the Closing Date of the following conditions:

(i)                 Board Approval.  Seller’s Board of Directors (“BOD”) shall have approved the transaction represented by this Agreement, in the Board’s sole discretion, on or before the ZRD Deadline.  Seller shall promptly advise Purchaser of the BOD’s approval or disapproval, and in the event of the BOD’s disapproval, this Agreement shall automatically terminate and be of no further force and effect, the Initial Deposit shall be returned to Purchaser, and neither Party shall have any further rights or responsibilities under or arising from this Agreement (except for obligations and agreement arising under this Agreement that are expressly stated to survive the termination of this Agreement).

(ii)               Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date.

(iii)            Performance of Obligations.  Purchaser shall have in all material respects performed all obligations required to be performed by it under this Agreement on and prior to the Closing Date, including payment of the full Purchase Price.

(iv)             Bankruptcy.  No action or proceeding shall have been commenced by or against Purchaser under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors.

(v)               Litigation.  On the Closing Date, there must be no litigation or pending, seeking to enjoin Purchaser’s consummation of the transactions described in this Agreement.

(vi)             Delivery of Documents.  Each of the documents required to be delivered by Purchaser at Closing shall have been delivered as provided herein.

(vii)Use of Lot 58 and Owner Utilized Development Rights.  There shall be no Material change in any zoning or land use resolutions with respect to Lot 58 or the Owner Utilized Development Rights as existing as of the date of this Agreement.

(b)               Conditions to Obligations of Purchaser.  The obligations of Purchaser to effect the Closing shall be subject to the fulfillment or written waiver by Purchaser at or prior to the Closing Date of the following conditions:

(i)                 Representations and Warranties.  The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date.

(ii)               Performance of Obligations.  Seller shall have in all material respects performed all obligations required to be performed by Seller under this Agreement on and prior to the Closing Date.

(iii)            Delivery of Documents.  Each of the documents required to be delivered by Seller at Closing shall have been delivered as provided herein.

(iv)             Leases.  On the Closing Date, the Property shall be delivered to Purchaser unoccupied, untenanted and free of all leases, licenses and other occupancy agreements demising space at the Premises (collectively, "Leases").

(v)               Title.  Title to the Premises will be conveyed to Purchaser subject only to the Permitted Encumbrances.  The Excess Development Rights will be transferred to Purchaser free and clear of all liens, encumbrances, Violations and unpaid real estate taxes, assessments and water and sewer charges.  The Title Company shall be willing to (x) insure title to the Property pursuant to a standard owner’s form of Policy of Title Insurance in the amount of the Purchase Price at regular rates and without additional premium, subject only to the Permitted Exceptions and (y) issue a Development Rights Endorsement appended to such policy for the Excess Development Rights being transferred to Purchaser, without any special premium in excess of standard or customary rates for such Endorsement.

(vi)             Contracts.  All management agreements with respect to all or any portion of the Property and all service, maintenance, supply and other agreements relating to the operation of the Premises, together with all modifications and amendments thereof and supplements relating thereto (collectively, "Contracts") shall have been terminated and all sums due thereunder shall have been paid by Seller.

(vii)           Bankruptcy.  No action or proceeding shall have been commenced by or against Seller under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors, and no attachment, execution, lien or levy shall have attached to or been issued with respect to Seller’s interest in the Property or Lot 58 or any portion thereof.

(viii)        Litigation.  On the Closing Date, there must be no litigation or pending, seeking (i) to enjoin the consummation of the sale and purchase described in this Agreement or (ii) to recover title to all or any part of the Property or Lot 58, or any interest therein.

(c)                Failure of Condition.  If any condition to Closing set forth in this Agreement for the benefit of Purchaser is not met (or deemed waived), Purchaser may (a) waive any such condition (if and to the extent such condition can be waived under applicable law) and proceed to Closing on the Closing Date with no offset or deduction against the Purchase Price, or (b) notify Seller of Purchaser’s election to terminate this Agreement (in which event Escrow Agent shall immediately return to Purchaser the Deposit upon receipt of written demand from Purchaser); provided, however, if the failure of the condition to be met constitutes, or is the result of, a default by Seller, then Purchaser may exercise any of its remedies under Section 20(b) below.

11.              CONDITION OF THE PROPERTY; REPRESENTATIONS.

(a)                Purchaser expressly acknowledges that, except as expressly set forth in this Agreement and/or in any documents and/or instruments executed and delivered by or on behalf of Seller in connection with this Agreement (the “Express Representations”), neither Seller, nor any person acting on behalf of Seller, nor any person or entity which prepared or provided any of the materials reviewed by Purchaser in conducting its due diligence, nor any direct or indirect officer, director, partner, member, shareholder, employee, agent, representative, accountant, advisor, attorney, principal, affiliate, consultant, contractor, successor or assign of any of the foregoing parties (Seller, and all of the other parties described in the preceding portions of this sentence (other than Purchaser) shall be referred to herein collectively as the "Exculpated Parties") has made or shall be deemed to have made any oral or written representations or warranties, whether expressed or implied, by operation of law or otherwise (including without limitation warranties of habitability, merchantability or fitness for a particular purpose), with respect to (i) the Property and the EXCESS DEVELOPMENT RIGHTS, (ii) the permitted use of the property and the EXCESS DEVELOPMENT RIGHTS or the zoning and other laws, regulations and rules applicable thereto or the compliance by the Property and the EXCESS DEVELOPMENT RIGHTS therewith, (iii) the revenues and expenses generated by or associated with the Property and the EXCESS DEVELOPMENT RIGHTS, (iv) the availability or amount of any tax credits, or otherwise relating to the Property or the EXCESS DEVELOPMENT RIGHTS or the transactions contemplated herein, (v) the physical condition of the Property, (vi) the condition of title to the Property, and (vii) any environmental matters with respect to the Property, including the presence or absence of any so-called “hazardous substances” or “hazardous materials” as the same may be defined or understood to exist under any federal, state or municipal law, rule, regulation or ordinance.  Purchaser further acknowledges that, except for the Express Representations, all materials which have been provided by any of the Exculpated Parties have been provided without any warranty or representation, expressed or implied as to their content, suitability for any purpose, accuracy, truthfulness or completeness and Purchaser shall not have any recourse against Seller or any of the other Exculpated Parties in the event of any errors therein or omissions therefrom.  Purchaser is acquiring the Property and the EXCESS DEVELOPMENT RIGHTS based solely on its own independent investigation and inspection of the Property and the EXCESS DEVELOPMENT RIGHTS and not in reliance on any information provided by Seller, or any of the other Exculpated Parties, except for the representations expressly set forth herein.  Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its due diligence and agrees that it shall rely solely on its own independently developed or verified information and the Express Representations.

(b)               Except for the Express Representations, Purchaser acknowledges and agrees that it is purchasing the Property and the EXCESS DEVELOPMENT RIGHTS "as is" and "with all faults", based upon the condition of the Property and the EXCESS DEVELOPMENT RIGHTS as of the

date of this Agreement, reasonable wear and tear and, subject to the provisions of Sections 12 and 13 of this Agreement, loss by condemnation or fire or other casualty excepted.

(c)                With respect to the Property, but expressly excluding Seller’s Retained Property, Seller hereby represents and warrants to Purchaser as of the date of this Agreement and as of Closing as follows (each a "Representation"):

(i)                 Seller has full power and authority to enter into and perform this Agreement in accordance with its terms. This Agreement and all documents executed by Seller which are to be delivered to Purchaser are, and at the time of Closing will be, duly authorized, executed and delivered by Seller, and at the time of Closing will be the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, and do not and, at the time of Closing will not, violate any provision of any agreement or judicial order to which Seller, the Property or Lot 58 is subject.

(ii)               On the Closing Date, the Property shall be vacant and there shall be no Leases in effect.

(iii)            On the Closing Date, the Property shall not be subject to any Contracts.

(iv)             Except as set forth on Schedule E attached hereto, there is no action, suit, litigation, hearing or administrative proceeding pending against Seller, or, to Seller's knowledge, threatened with respect to all or any portion of the Premises or Lot 58 in each case which is not or would not be covered by insurance or which would have a material adverse effect on the proposed use or operation of Premises by Purchaser.

(v)               There are no condemnation or eminent domain proceedings pending, or to Seller's knowledge, threatened against the Premises or Lot 58.

(vi)             There are no collective bargaining, union or employment contracts or agreements (written or oral) affecting the Property and there are no employees of Seller, at the Property or otherwise, who, by reason of any applicable law, or by reason of any collective bargaining, union or other employment contract or agreement, written or otherwise, or any other reason whatsoever, would become employees of Purchaser as a result of the purchase of the Property by Purchaser or for whom Purchaser would be responsible.  By its execution of this Agreement, Purchaser is not expressly or implicitly assuming any liability, obligation, cost or expense whatsoever with respect to any employment contract, employee benefit plan or arrangement, employment policy or practice, collective bargaining agreement, union contract, employment related claims whether based on statute, common law, tort or otherwise or any other liability relating in any way to employees.

(vii)           No party other than Purchaser has any conditional or unconditional right and/or option to purchase all or any portion of the Property or Lot 58.

(viii)        Except as set forth on Schedule D attached hereto, no proceedings for certiorari or other proceedings to determine or contest the assessed valuation of the Property have been filed and are pending.

(ix)             Except as set forth on Schedule E attached hereto, Seller has not received any written notice from any governmental authority or neighboring, upgradient or downgradient property owner or other third party regarding any non‑compliance with or violation of any environmental laws with respect to the Property or Lot 58 or the presence or release of hazardous substances in, on, under, or from, the Property or Lot 58, and during the Seller’s ownership of the Property and Lot 58, Seller has not caused any release or a threatened release of hazardous substances to or from the Property or Lot 58.

(x)               Seller is not listed in Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit or Support Terrorism, as amended (“Executive Order 13224”), and Seller has no present, actual knowledge that any other persons or entities holding any legal or beneficial interest whatsoever in Seller are included in, owned by, controlled by, knowingly acting for or on behalf of, knowingly providing assistance, support, sponsorship or services of any kind to, or otherwise knowingly associated with any of the persons or entities referred to or described in Executive Order 13224, or banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control.

(xi)             Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code 1986, as amended, or any regulations promulgated thereunder.

(xii)           Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy in the past ten (10) years or suffered the filing of an involuntary petition by Seller’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally.  Seller is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Seller insolvent.

(xiii)Seller has not transferred, or entered into any agreement or option to transfer, the Excess Development Rights or Lot 58 to any other person and/or entity.

(xiv)Seller, during the pendency of this Agreement, shall not undertake any action and/or enter into any agreement which would reduce the amount of Excess Development Rights currently existing for Lot 58.

(xvi)Seller has not made any pending applications and does not know of any pending applications by any of the tenants, if any, in Lot 58 to DOB, or like agency, for permission to make any alterations or improvements to Lot 58 which would increase the floor area of the Lot 58 Existing Building, change its use, be prohibited by the ZLDA if they were in effect as of the date of this Agreement, or otherwise diminish the Excess Development Rights or Purchaser’s rights to utilize the Excess Development Rights or incorporate the same into a New Building.  For avoidance of doubt, the foregoing shall not prohibit Seller from performing alterations or improvements to the Lot 58 Existing Building, or changing any permitted use of the Lot 58 Existing Building, provided such alterations and/or improvements or change in use do not increase the floor area of the Lot 58 Existing Building.

(xvii)Seller has not and shall not take or authorize any action that would (i) reduce or adversely affect the Excess Development Rights; (ii) adversely affect either (x) Seller’s ability to convey the Excess Development Rights in accordance with this Agreement or (y) Purchaser’s ability to use the Excess Development Rights under the Declaration and ZLDA; or (iii) otherwise adversely affect any rights granted to Purchaser pursuant to the Declaration and/or ZLDA.

(xviii)Except with respect to those documents permitted or contemplated to be filed by Purchaser pursuant to this Agreement, Seller has not applied for or executed any documents consenting to any changes in the zoning of Lot 58 or the Property.

Any and all uses of the phrase, "to the Seller's knowledge" or other references to Seller's knowledge in this Agreement shall mean the actual (and not constructive), present, conscious knowledge of those employees of Seller reasonably charged with such knowledge as to a fact at the time given, without investigation or inquiry.

The representations and warranties of Seller contained in this Section 11(c) shall survive the Closing until one hundred eighty (180) days following the Closing Date (such date being referred to herein as the "Limitation Date").  Each such representation and warranty shall automatically be null and void and of no further force and effect unless:

(i) on or prior to the Limitation Date, Purchaser shall have delivered a Notice to Seller alleging that Seller shall be in Material breach of such representation or warranty and specifying in reasonable detail the nature of such Material breach.  Purchaser shall allow Seller thirty (30) days after its Notice within which to cure such Material breach or commence to cure such Material breach if the same cannot be cured within thirty (30) days after Notice; and

(ii) if Seller has failed to cure such Material breach or failed to commence to cure such Material breach (and thereafter diligently and expeditiously proceed to cure the same), as the case may be, after Notice thereof as provided in subsection (i) above, Purchaser shall promptly have commenced a legal proceeding against Seller alleging that Seller shall be in Material breach of such representation or warranty and that Purchaser shall have suffered damages as a result thereof (a "Proceeding").  If Purchaser shall have commenced a Proceeding and a court of competent jurisdiction determines that (1) Seller was in Material breach of any of the applicable representation or warranty and (2) Purchaser suffered actual damages as a result of such Material breach ("Damages"), then Purchaser shall be entitled to receive an amount equal to the Damages; which Seller shall pay to Purchaser within thirty (30) days following the entry of such order and delivery of a copy thereof to Seller (subject to any applicable appeals by Seller); provided, however, that in  no event shall any award of Damages exceed Five Million Dollars ($5,000,000) in the aggregate; and further provided that no Damages shall be compensated for consequential, economic or exemplary losses.

(d)               Each of the provisions of Section 11 shall survive the Closing, but such survival shall be limited, in the case of the representations and warranties set forth in Section 11(c) (other than Section 11(c)(i)), to the extent set forth therein.

(e)                Purchaser hereby represents and warrants to Seller, as of the date of this Agreement and as of Closing, that Purchaser has requisite power and authority to enter into and perform this Agreement in accordance with its terms and this Agreement and all documents executed by Purchaser which are to be delivered to Seller at Closing are, and at the time of Closing will be, duly authorized, executed and delivered by Purchaser and are, and at the time of Closing will be the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

(f)                Except with respect to any claims arising out of any breach of any Express Representations, Purchaser, for itself and its agents, Affiliates, successors and assigns, hereby releases and forever discharges Seller, its employees, agents, Affiliates, successors and assigns unconditionally for, from and against any and all rights, claims and demands at law or in equity, whether choate or unchoate, known or unknown at the time of this Agreement, which Purchaser has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property or the Lot 58 Property, including, without limitation, any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners for environmental matters.  Notwithstanding anything to the contrary contained in this Agreement, the foregoing release shall not be applicable to Purchaser's right to implead or otherwise seek joinder of or contribution from Seller or any other person or entity with respect to any claims brought against Purchaser by a third party relating to the condition of the Property or the Excess Development Rights prior to the Closing.  For the purposes of this Agreement, “Affiliate” means, as applied to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, that person or a blood relative or spouse of such person, if such person is a natural Person.  For the purposes of this definition, (i) “control” (including with correlative meaning, the terms “controlling,” “controlled by” and “under common control”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise; and for purposes of this Agreement, “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, limited liability companies, limited liability partnerships, limited liability limited partnerships, trusts, land trusts, business trusts or other organizations, whether or not legal entities.

12.              DAMAGE AND DESTRUCTION.

(a)                If all or any part of the Building is damaged by fire or other casualty occurring following the date of this Agreement and prior to the Closing Date, whether or not such damage affects a material part of the Building, then neither Party shall have the right to terminate this Agreement and the Parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage.  In such event, Seller shall assign to Purchaser and Purchaser shall have the right to make a claim for and to retain any casualty insurance proceeds under the casualty insurance policies in effect with respect to the Premises on account of said physical damage or destruction and Purchaser shall receive a credit from the cash due at Closing for the amount of the deductible on such casualty insurance policy.

(b)               The Parties hereby waive the provisions of any statute which provides for a different outcome or treatment in the event of a casualty or a condemnation or eminent domain proceeding, including, without limitation, Section 5-1311 of the General Obligations Law of the State of New York.

13.              CONDEMNATION.

(a)                If, prior to the Closing Date, any part of the Premises or Lot 58 is taken (other than a temporary taking), or if Seller shall receive an official notice from any governmental authority having eminent domain power over the Premises or Lot 58 of its intention to take, by eminent domain proceeding, any part of the Premises (a "Taking"), then Purchaser shall have the option, exercisable within twenty (20) business days after receipt of notice of such Taking, time being of the essence, to terminate this Agreement by delivering notice thereof to Seller, whereupon Seller shall return the Deposit (to the extent deposited with Seller, together with any interest earned thereon) to Purchaser and this Agreement shall be deemed canceled and of no further force or effect, and neither Party shall have any further rights or liabilities against or to the other except pursuant to the provisions of this Agreement which are expressly provided to survive the termination of this Agreement.  If a Taking shall occur and Purchaser shall not timely elect to terminate this Agreement, then Purchaser and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking; provided, however, that, on the Closing Date, (i) Purchaser shall receive a credit against the Purchase Price in the amount of the proceeds of any award or other proceeds of such Taking (only for the Premises and that portion attributable to the Excess Development Rights) which may have been collected by Seller as a result of such Taking, or (ii) if no award or other proceeds shall have been collected, Seller shall deliver to Purchaser an assignment of Seller's right to any such award or other proceeds which may be payable to Seller as a result of such Taking (only for the Premises and that portion attributable to the Excess Development Rights), but excluding Seller’s right to (a) severance (or similar) damages attributable to Seller’s Retained Property, (b) all federal, state or local relocation (or related or similar) benefits payable to Seller with respect to any property taken; (c) payments for personal or intangible property; (d) payments for business damage or loss of goodwill; and (e) temporary construction easements or other or similar payments for periods prior to Closing.

(b)               The provisions of this Section 13 supersede any law applicable to the Premises governing the effect of condemnation in contracts for real property, including, without limitation, Section 5-1311 of the General Obligations Law of the State of New York.

14.              BROKERS AND ADVISORS.

(a)                Purchaser represents and warrants to Seller that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any broker, finder, consultant, advisor, or professional in the capacity of a broker or finder (each a "Broker") in connection with this Agreement or the transactions contemplated hereby.  Purchaser hereby agrees to indemnify, defend, pay and hold harmless Seller and the other Seller Related Parties for, from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys' fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by Broker engaged by or claiming to have dealt with Purchaser in connection with this Agreement or the transactions contemplated hereby.

(b)               Seller represents and warrants to Purchaser that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any Broker in connection with this Agreement or the transactions contemplated hereby.  Seller hereby agrees to indemnify, defend and hold Purchaser and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors and any successors or assigns of the foregoing, harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys' fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Broker engaged by or claiming to have dealt with Seller in connection with this Agreement or the transactions contemplated hereby.

(c)                The provisions of this Section 14 shall survive the termination of this Agreement or the Closing.

15.              TAX REDUCTION PROCEEDINGS.

From and after the date of this Agreement until the Closing, Seller shall not commence any new proceeding or proceedings for the reduction of the assessed valuation of the Property without Purchaser’s prior written consent (which consent shall not be required for proceedings in Seller’s ordinary course of business, unless the proceeding relates to the fiscal year of the Closing or will impact any subsequent fiscal years).  Seller is hereby authorized to continue any proceeding or proceedings now pending for the reduction of the assessed valuation of the Property; and Seller shall have the right to withdraw, litigate or settle any such proceedings involving periods prior to the Closing without Purchaser’s consent (unless the proceeding relates to the fiscal year of the Closing or will impact any subsequent fiscal years).  Purchaser shall be entitled to that portion of any refund relating to the period occurring from and after the Closing.  Purchaser and Seller shall each execute all consents, receipts, instruments and documents which may reasonably be requested in order to facilitate settling any proceeding for the tax year in which the Closing Date occurs and collecting the amount of any refund or tax savings.  Any refunds or credits due for the periods prior to Purchaser’s ownership of the Property shall remain the sole property of Seller.  Any refunds or credits due for the periods from and after Purchaser’s ownership of the Property shall remain the sole property of Purchaser.  Purchaser and Seller agree that all sums payable to tenants under the Leases on account of such tax savings or refund shall be promptly paid to such tenants following receipt of such tax savings or refund.  The provisions of this Section 15 shall survive the Closing.

16.              TRANSFER TAXES AND TRANSACTION COSTS.

(a)                At the Closing, Seller and Purchaser shall execute, acknowledge, deliver and file all such returns as may be reasonably necessary to comply with any applicable city, county or state conveyance tax laws and/or New York real estate conveyance tax laws (collectively, as the same may be amended from time to time, the "Transfer Tax Laws").  The transfer taxes payable pursuant to the Transfer Tax Laws shall collectively be referred to as the "Transfer Taxes".  On the Closing Date, Seller will pay to the appropriate Party the Transfer Taxes payable under the Transfer Tax Laws in connection with the consummation of the transactions contemplated by this Agreement.

(b)               Seller shall be responsible for (i) the costs of its legal counsel, advisors and other professionals employed by it in connection with the sale of the Property and the Excess

Development Rights and (ii) any recording fees relating to its obligations to remove liens, encumbrances or other title exceptions.

(c)                Except as otherwise provided above, Purchaser shall be responsible for (i) the costs and expenses associated with its due diligence, (ii) the costs and expenses of its legal counsel, advisors and other professionals employed by it in connection with the sale of the Property and the Excess Development Rights, (iii) all premiums and fees for title examination and title insurance obtained by Purchaser and all related charges and survey costs in connection therewith, and (iv) any recording fees for documentation to be recorded in connection with the transactions contemplated by this Agreement.

(d)               The provisions of this Section 16 shall survive the Closing.

17.              DELIVERIES TO BE MADE ON THE CLOSING DATE.

(a)                Seller's Documents and Deliveries:  On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the following:

(i)                 A duly executed and acknowledged bargain and sale deed with covenant against grantor’s acts in the form of Exhibit 2;

(ii)               [Reserved];

(iii)            Originals or, if unavailable, copies, of plans and specifications, technical manuals and similar materials for the Building and the Lot 58 Existing Building to the extent same are in Seller's possession;

(iv)             A duly executed certification as to Seller's nonforeign status as prescribed in Section 21, if appropriate, in the form of Exhibit 5;

(v)               Duly executed Waiver of Declaration, substantially in the form attached hereto as Exhibit 9 (the “Waiver”), which Waiver shall be executed and delivered, in a form for recording, by all Parties-In-Interest (as defined in the New York City Zoning Resolution) for Lot 58;

(vi)             Originals or, if unavailable, copies, of all Premises Documents;

(vii)           Originals or, if unavailable, copies, of all permits, licenses and approvals relating to the ownership, use or operation of the Premises (but expressly excluding any books and records relating to Seller’s or its Affiliates’ business operations on, at and from the Premises), to the extent in Seller's possession;

(viii)        Keys and combinations in Seller's possession relating to the operation of the Premises; and

(ix)             Evidence reasonably satisfactory to Purchaser that the Contracts which Seller is obligated to terminate have been terminated as of the Closing Date.

(b)               Purchaser's Documents and Deliveries:  On the Closing Date, Purchaser, shall deliver or cause to be delivered to Seller:

(i)                 Payment of the Purchase Price in accordance with Section 4 of this Agreement, payable at the Closing, as adjusted for apportionments under Section 7, in the manner required under this Agreement; and

(ii)               A duly executed guaranty from The Related Companies, L.P., in the form attached hereto as Exhibit 10.

(c)                Jointly Executed Documents:  Seller and Purchaser shall, on the Closing Date, each execute, acknowledge (as appropriate) and exchange the following documents:

(i)                 The returns required under the Transfer Tax Laws, if any, and any other tax laws applicable to the transactions contemplated herein;

(ii)               A General Assignment and Assumption Agreement in the form of Exhibit 7;

(iii)            A Zoning Lot Development Agreement, substantially in the form attached hereto as Exhibit 6 (the “ZLDA”), with such changes and additions as may be required by the Title Company or required to comply with the requirements of any governmental authority having jurisdiction over Lot 58, provided that such changes and additions are ministerial and do not materially adversely affect Seller or the development potential or value of Seller’s Retained Property based on the ZLDA as originally contemplated;

(iv)             A Declaration of Zoning Lot Restrictions, substantially in the form attached hereto as Exhibit 8, with such changes and additions as may be required by the Title Company or required to comply with the requirements of any governmental authority having jurisdiction over Lot 58, provided that such changes and additions are ministerial and do not materially adversely affect Seller of the development potential or value of Seller’s Retained Property; and

(v)               Any other affidavit, document or instrument required to be delivered by Seller or Purchaser pursuant to the terms of this Agreement or reasonably requested by the Title Company.

18.CLOSING DATE.

The closing (the "Closing") of the transactions described in this Agreement shall occur, and the documents referred to in Section 17 shall be delivered upon tender of the Purchase Price provided for in this Agreement, at 10:00 a.m., eastern time, on April 7, 2016 (such closing date, the "Scheduled Closing Date"; the actual date of the Closing, the "Closing Date").  Notwithstanding the foregoing, Purchaser shall have the one-time right, upon delivery of an additional deposit in the amount of Five Million and No/100 Dollars ($5,000,000) (the “Additional Deposit”) to Escrow Agent (together with written notice to Seller) not later than sixty (60) days prior to the Scheduled Closing Date, to extend the date for the Closing up to an additional sixty (60) days (the “Extended Closing Date”).  The Additional Deposit shall be credited against the Purchase Price in the event of Purchaser’s timely compliance with all terms, provisions and conditions of this Agreement.  Time is of the essence as to Seller’s and Purchaser's obligation to close the transactions described in this Agreement on the Scheduled Closing Date (as the same may have been extended by act and payment by Purchaser in compliance with this Section 18).  The Closing shall take place at the offices of Escrow Agent through an escrow and pursuant to escrow instructions consistent with the terms of this Agreement and otherwise mutually satisfactory to Seller and Purchaser.

19.              NOTICES.

All notices, demands, requests or other communications (each a “Notice” or collectively, "Notices") required to be given or which may be given in connection with this Agreement shall be in writing and shall be given by (a) certified mail, return receipt requested, postage prepaid, or (b) national overnight delivery service, next business day delivery, or (c) personal service, addressed as follows:

If to Seller:

AMERCO Real Estate Company

2727 North Central Avenue

Phoenix, AZ 85004-1120

with a required copy to:

AMERCO Real Estate Company

2727 North Central Avenue

Phoenix, AZ  85004-1120

with a required copy to:

Joshua Stein PLLC

501 Madison Avenue, Suite 402

New York, New York  10022

with a required copy to:

Dickinson Wright PLLC

1850 N Central Avenue, Suite 1400

Phoenix, AZ 85004-4568

If to Purchaser:

The Related Companies, L.P.

60 Columbus Circle

New York, New York 10023

with a required copy to:

Levitt & Boccio, LLP

60 Columbus Circle

New York, New York 10023

Any Notice shall be deemed given on the date of receipt or refusal as indicated on the return receipt, or the receipt of the national overnight delivery service or personal service.  A Notice may be given either by a Party or by such Party's attorney.  Seller or Purchaser may designate, by not fewer than five (5) business days' Notice given to the others in accordance with the terms of this Section 19, additional or substituted parties to whom Notices should be sent.  Communications (including attached files) sent by email or other digital means will not be deemed Notices for the purposes of this Agreement.

20.              DEFAULT BY PURCHASER OR SELLER.

(a)                If Purchaser shall default in (i) the payment of the Purchase Price or (ii) the performance of any of its other obligations to be performed on the Closing Date and as a result of such default the transaction contemplated by this Agreement shall not close in accordance with this Agreement and, with respect to any default under this clause (ii), such default shall continue for five (5) business days after Notice to Purchaser, then, provided that Seller is not otherwise in material default under this Agreement, Seller's sole remedy by reason thereof shall be to terminate this Agreement and, upon such termination, the Escrow Agent shall release the Deposit to Seller, including all accrued interest thereon, as stated, agreed and liquidated damages for Purchaser's default of this Agreement, it being agreed that the damages by reason of Purchaser's default are difficult, if not impossible, to ascertain, and thereafter Purchaser and Seller shall have no further rights or obligations under this Agreement except for those that are expressly provided in this Agreement to survive the termination of this Agreement.

(b)               If (x) Seller shall default in any of its obligations to be performed on the Closing Date or (y) Seller shall default in the performance of any of its obligations to be performed prior to the Closing Date and, with respect to any default under this clause (y), such default shall continue for five (5) business days after Notice to Seller, then, provided that Purchaser is not otherwise in material default under this Agreement, Purchaser as its sole remedy by reason thereof (in lieu of prosecuting an action for damages or proceeding with any other legal course of conduct, the right to bring such actions or proceedings being expressly unconditionally and voluntarily waived by Purchaser) shall have the right subject to the other provisions of this Section 20(b) either (i) no later than thirty (30) days following the Closing Date or any earlier default of Seller alleged by Purchaser, to seek to obtain specific performance of Seller's obligations in this Agreement, and if Purchaser prevails thereunder, Seller shall reimburse Purchaser for all reasonable legal fees, court costs and all other reasonable costs of such action, or (ii) to receive a return of the Deposit from the Escrow Agent. Upon such return and delivery of the Deposit, this Agreement shall terminate and neither Party hereto shall have any further obligations under this Agreement, except for those that are expressly provided in this Agreement to survive the termination of this Agreement.

(c)                The provisions of this Section 20 shall survive the termination of this Agreement.

21.              FIRPTA COMPLIANCE.

Seller shall comply with the provisions of the Foreign Investment in Real Property Tax Act, Section 1445 of the Internal Revenue Code of 1986 (as amended, "FIRPTA").  Seller acknowledges that Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person.  To inform Purchaser that withholding of tax is not required upon the disposition of a United States real property interest by Seller, Seller hereby represents and warrants that Seller is not a foreign person as that term is defined in the Internal Revenue Code and Income Tax Regulations.  On the Closing Date, Seller shall deliver to Purchaser a certification as to Seller's non-foreign status in the form of Exhibit 5, and shall comply with any temporary or final regulations promulgated with respect thereto and any relevant revenue procedures or other officially published announcements of the Internal Revenue Service of the U.S. Department of the Treasury in connection therewith.

22.              ENTIRE AGREEMENT.

This Agreement contains all of the terms agreed upon between Seller and Purchaser with respect to the subject matter of this Agreement, and all prior agreements, understandings, representations and statements, oral or written, between Seller and Purchaser are merged into this Agreement.  The provisions of this Section 22 shall survive the Closing or the termination of this Agreement.

23.              AMENDMENTS.

This Agreement may not be changed, modified or amended, except by an instrument executed by Seller and Purchaser.  The provisions of this Section 23 shall survive the Closing or the termination of this Agreement.

24.              WAIVER.

No waiver by either Party of any failure or refusal by the other Party to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply.  The provisions of this Section 24 shall survive the Closing or the termination of this Agreement.

25.              PARTIAL INVALIDITY.

If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.  The provisions of this Section 25 shall survive the Closing or the termination of this Agreement.

26.              SECTION HEADINGS.

The headings of the various sections of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.  The provisions of this Section 26 shall survive the Closing or the termination of this Agreement.

27.              GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof.  The provisions of this Section 27 shall survive the Closing or the termination of this Agreement.

28.              PARTIES; ASSIGNMENT AND RECORDING.

(a)                This Agreement and the various rights and obligations arising under this Agreement shall (i) inure to the benefit of and be binding upon Seller and Purchaser and their respective successors and permitted assigns and (ii) survive the death or incapacitation of any signatory to this Agreement; provided that none of the representations or warranties made by Seller in this Agreement shall inure to the benefit of any person or entity that may, after the Closing Date, succeed to Purchaser's interest in the Property.

(b)               Purchaser may not assign or otherwise transfer this Agreement or any of its rights or obligations in this Agreement or any of the direct or indirect ownership interests in Purchaser, without first obtaining Seller's consent thereto, which consent may be granted, withheld, conditioned or delayed in Seller’s sole and absolute discretion.  Notwithstanding the foregoing, Purchaser shall have the right at the Closing, without Seller’s prior written consent, and at Purchaser’s sole cost and expense, to assign its rights and obligations under this Agreement to an Affiliate or designee of Purchaser; provided that the transactions contemplated by this Agreement shall have been consummated.

(c)                Neither this Agreement nor any memorandum of this Agreement may be recorded without first obtaining Seller's consent thereto which consent may be granted, withheld, conditioned or delayed in Seller’s sole and absolute discretion, except in connection with Purchaser’s exercise of its remedies provided for in Section 20(b).

(d)               The provisions of Section 28(a) shall survive the Closing or the termination of this Agreement.

29.              CONFIDENTIALITY AND PRESS RELEASES.

Purchaser recognizes, agrees and acknowledges that Seller’s parent company is a publically-owned and traded entity, and is subject to strict rules regarding the disclosure of information relating to its acts and its transactions (including executory contracts).  Accordingly, each Party shall hold in strict confidence (and cause their agents and attorneys to hold in strict confidence) the existence and terms and conditions of this Agreement, all documents and information concerning the other and its business and properties and if the transaction contemplated hereby should not close, such confidence shall be maintained, and all such documents and information (in written form) shall immediately thereafter be returned to the Party originally furnishing the same.  No public disclosure, either written or oral, of the existence or terms of this Agreement shall be made by either Purchaser or Seller without the consent of the other, which may be granted or withheld in Seller’s sole discretion.  The foregoing provision shall not, however, be construed to prohibit any Party from making any disclosures to any governmental authority which it is required to make by law or to prohibit any Party from disclosing to its investors, potential investors, lenders, potential lenders, escrow officers, title insurer, accountants, consultants, advisors, attorneys and other parties involved in evaluating and/or completing the purchase and sale of the Property and the Excess

Development Rights such terms of this transaction as are customarily disclosed to them in connection with similar acquisitions, so long as a customary nondisclosure form from such third party has been first received, if appropriate.  In addition, Purchaser shall be permitted to contact and meet with such governmental authorities as Purchaser deems appropriate with respect to the Premises and Lot 58.  Neither Purchaser and Seller shall issue any press releases in connection with the sale of the Property and the Excess Development Rights prior to Closing; and after the Closing, any such press release shall (i) not state the consideration paid pursuant to the terms of this Agreement or any other economic terms of this Agreement, without the prior written consent of the other Party, which consent may be granted or withheld in such Party’s sole and absolute discretion, and (ii) have been approved by Purchaser prior to its issuance.  The provisions of this Section shall survive the Closing and any termination of this Agreement.

30.              FURTHER ASSURANCES.

Seller and Purchaser will do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices, transfers and assurances as may be reasonably required by the other Party (and at the requesting Party’s sole cost and expense), for the better assuring, conveying, assigning, transferring and confirming unto Purchaser the Property and the Excess Development Rights and for carrying out the intentions or facilitating the consummation of this Agreement.  The provisions of this Section 30 shall survive the Closing.

31.              THIRD PARTY BENEFICIARY.

This Agreement is an agreement solely for the benefit of Seller and Purchaser (and their permitted successors and/or assigns).  Except as expressly permitted in this Agreement, no other person, party or entity shall have any rights in this Agreement nor shall any other person, party or entity be entitled to rely upon the terms, covenants and provisions contained herein.  The provisions of this Section 31 shall survive the Closing or the termination of this Agreement.

32.              JURISDICTION AND SERVICE OF PROCESS.

The Parties hereto agree to submit to personal jurisdiction in the State of New York in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the Parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the Parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in New York County, New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the Parties by registered or certified mail, return receipt requested to or by personal service at the last known address of the Parties, whether such address be within or without the jurisdiction of any such court.  The provisions of this Section 32 shall survive the Closing or the termination of this Agreement.

33.              WAIVER OF TRIAL BY JURY.

Seller and Purchaser hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to this agreement.  The provisions of this Section 33 shall survive the closing or the termination of this Agreement.

34.              MISCELLANEOUS.

(a)                This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and together constitute one and the same instrument.

(b)               Any consent or approval to be given in this Agreement (whether by Seller or Purchaser) shall not be effective unless the same shall be given in advance of the taking of the action for which consent or approval is requested and shall be in writing.  Except as otherwise expressly provided herein, any consent or approval requested of Seller or Purchaser may be withheld by Seller or Purchaser in its sole and absolute discretion.  If a Party has agreed not to unreasonably withhold consent, then that Party shall also not unreasonably delay or condition its consent.

(c)                Escrow Agent is hereby designated the "real estate reporting person" for purposes of Section 6045 of the Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by the Title Company shall so provide. Upon the consummation of the transaction contemplated by this Agreement, the Title Company shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation. Seller and Purchaser shall promptly furnish their federal tax identification numbers to the Title Company and shall otherwise reasonably cooperate with the Title Company in connection with the Title Company’s duties as real estate reporting person.

(d)               Purchaser and Seller agree that, at either Party’s election, this transaction shall be structured as an exchange of like-kind properties under Section 1031 of the Internal Revenue Code and the regulations and proposed regulations thereunder.  The Party so electing shall be known as the “Electing Party,” and the other Party shall be known as the “Non-Electing Party.”  Seller is hereby deemed the Electing Party, and Purchaser is hereby deemed the Non-Electing Party.  The Non-Electing Party shall reasonably cooperate with the Electing Party; it being understood, however, that (a) the Non-Electing Party shall not be required to acquire any property or otherwise be required to take title, or appear in the records of title, to any property as part of the Section 1031 exchange, (b) such exchange shall not delay or alter the Closing Date or otherwise adversely affect the Closing, (c) such exchange shall not directly or indirectly increase the Purchase Price, (d) there is no additional unreimbursed loss, cost, damage, tax, expense or adverse consequence incurred by the Non-Electing Party resulting from, or in connection with, such exchange, and (e) all documents to be executed by the Non-Electing Party in connection with such exchange shall be subject to the approval of the Non-Electing Party, which approval shall not be unreasonably withheld provided that the Electing Party has otherwise fully complied with the terms and provisions of this Section 34(d), and shall expressly state, without qualification, that the Non-Electing Party (x) is acting solely as an accommodating party to such exchange, (y) shall have no liability with respect thereto, and (z) is making no representation or warranty that the transactions qualify as a tax-free exchange under Section 1031 of the Internal Revenue Code or any applicable state or local laws.  The Electing Party shall in all events be responsible for all costs and expenses related to the Section 1031 exchange and shall indemnify, defend and hold harmless the Non-Electing Party from and against any and all liability, claims, damages and expenses (including, without limitation, reasonable attorneys’ fees and expenses incurred by the Non-Electing Party in connection with its review of the documents reasonably necessary to effect the Electing Party’s exchange) actually incurred by the Non-Electing Party and arising out of such Section 1031 exchange.

(e)                The provisions of this Section 34 shall survive the Closing or the earlier termination of this Agreement.

35.              LITIGATION.

In the event of any litigation between the Parties hereto to enforce any of the provisions of this Agreement or any right of either Party hereto:

(a)The unsuccessful Party to such litigation agrees to pay to the successful Party all costs and expenses, including reasonable attorneys' fees and disbursements, incurred herein by the successful Party in and as part of the judgment rendered in such litigation.

(b)If the litigation is heard in the Commercial Division, New York State Supreme Court, then the Parties consent and agree to application of the Court’s accelerated procedures, Uniform Rules for the Supreme and County Courts (Rules of Practice for the Commercial Division, Section 202.70(g), Rule 9).

(c)The Parties shall promptly enter into and submit to the court (with a request to be “so-ordered”) a Stipulation and Order for the Production and Exchange of Confidential Information in the form promulgated by the New York City Bar Association Committee on State Courts of Superior Jurisdiction.

36.              ADDITIONAL CONDITIONS TO CLOSING.

(a)                Seller’s Representation Updates.  At the Closing, Seller shall deliver an instrument (the "Seller Representation Updates") advising Purchaser in what respects Seller's representations set forth in this Agreement are inaccurate as of the Closing Date.  It shall be a condition precedent to Purchaser's obligations to effect a Closing in accordance with the terms of this Agreement that such Seller Representation Update shall not contain information which:  (x) causes any of the representations or warranties made by Seller herein on the date of this Agreement to be false or inaccurate in any Material respect as of the date of this Agreement, (y) reflects a Material breach of any of Seller's covenants contained herein, or (z) causes there to be a Material adverse effect on the value of the Premises or the Excess Development Rights.

(b)               Purchaser’s Representation Updates.  At the Closing, Purchaser shall deliver an instrument (the "Purchaser Representation Updates") advising Seller in what respects Purchaser’s representations set forth in this Agreement are inaccurate as of the Closing Date.  It shall be a condition precedent to Seller’s obligations to effect a Closing in accordance with the terms of this Agreement that such Purchaser Representation Update shall not contain information which:  (x) causes any of the representations or warranties made by Purchaser herein on the date of this Agreement to be false or inaccurate in any Material respect as of the date of this Agreement, or (y) reflects a material breach of any of Purchaser’s covenants contained herein.

*signatures immediately follow*

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed the day and year first above written.

SELLER:

AMERCO REAL ESTATE COMPANY, a Nevada corporation

By:  ______________________________________

Name:

Title:   President

PURCHASER:

23RD AND 11TH ASSOCIATES, L.L.C., a Delaware limited liability company

By:______________________________________

Vice President

The undersigned hereby

acknowledges and consents

to the provisions of Section 4 and Section 34(c):

STEWART TITLE INSURANCE COMPANY, as Escrow Agent

By:___________________________________

Name:

Title:

SCHEDULE A

Description of the Land

Schedule A-1:

ALL THAT CERTAIN plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the Borough of Manhattan, County of New York, City and State of New York, bounded and described as follows:

BEGINNING at a point on the northerly side of Twenty Second Street, distant six hundred and seventy five feet westwardly from the corner formed by the intersection of the said side of said Street with the westerly side of Tenth Avenue;

RUNNING THENCE northwardly and parallel with said Avenue, ninety eight feet nine inches, more or less, to the center line of the block;

THENCE westwardly along said center line of the block, fifty feet;

THENCE southwardly and parallel with said Avenue, ninety feet nine inches, more or less, to the said side of said Street; and

THENCE eastwardly along the said fifty feet to the point or place of BEGINNING.

For Information Only:   Said premises are known as 555-557 West 22nd Street, New York, NY and designated as Block 694 Lot 5 as shown on the Tax Map of the City of New York, County of New York.

Schedule A-2:

ALL THAT CERTAIN plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the Borough of Manhattan, County of New York, City and State of New York, distinguished on a map of certain land of Clement C. Moore recoded in the Register’s Office in Liber 634 of Conveyances page 411 by the numbers 823 and 824 bounded and described as follows:

BEGINNING at a point on the southerly side of 23rd Street, distant 575 feet westerly from the corner formed by the intersection of the said side of said street with the westerly side of 10th Avenue;

RUNNING THENCE southerly and parallel with said avenue, 98 feet 9 inches more or less to the center of the block;

THENCE westerly along said center of the block, 50 feet;

THENCE northerly and parallel with said avenue 98 feet 9 inches more or less to the said southerly side of said street; and

THENCE easterly along the same 50 feet to the point or place of BEGINNING.

Schedule A

For Information Only:   Said premises are known as 548-550 West 23rd Street, New York, NY and designated as Block 694 Lot 60 as shown on the Tax Map of the City of New York, County of New York.

Schedule A-3:

ALL THAT CERTAIN plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the Borough of Manhattan, County of New York, City and State of New York, bounded and described as follows:

BEGINNING at a point on the southerly side of West 23rd Street, distant 125 feet easterly from the corner formed by the intersection of the southerly side of West 23rd Street and the easterly side of Eleventh Avenue;

RUNNING THENCE southerly and parallel with the easterly side of Eleventh Avenue, 197 feet 6 inches to the northerly side of West 22nd Street;

THENCE easterly along said northerly side of West 22nd Street, 50 feet;

THENCE northerly and parallel with the easterly side of 11th Avenue 197 feet 6 inches to the southerly side of West 23rd Street;

THENCE westerly along said southerly side of West 23rd Street, 50 feet to the point or place of BEGINNING.

EXCEPTING THEREFROM so much of said above described lands as conveyed by U-Haul Co. of Metro-New York, Inc. to Silas Scandel and Antoinette Scandel by deed dated 4/25/1979 and recorded 4/30/1979 in Reel 479 page 1224, said land being more particularly bounded and described as follows:

BEGINNING at a point on the Northerly side of West 22nd Street distant 125 feet Easterly from the corner formed by the intersection of the said Northerly side of West 22nd Street and the Easterly side of Eleventh Avenue;

RUNNING THENCE northerly and parallel with the Easterly side of Eleventh Avenue 79 feet 6 inches;

THENCE easterly and parallel with the Northerly side of West 22nd Street and through a party wall a distance of 50 feet;

THENCE southerly parallel with the Easterly side of Eleventh Avenue 79 feet 6 inches to the Northerly side of West 22nd Street;

THENCE westerly along the said Northerly side of West 22nd Street  50 feet to the point or place of BEGINNING.

For Information Only:   Said premises are known as 552-554 West 23rd Street, New York, NY and designated as Block 694 Lot 61 as shown on the Tax Map of the City of New York, County of New York.

Schedule A

Schedule A-4:

ALL THAT six lots of ground which on a map of certain lands of the late Clement C. Moore, situate at Greenwich in the City of New York, recorded in the office of the Register of the County of New York in Liber 634 of Conveyances, Page 411, are designated by the numbers eight hundred and fifteen (815), eight hundred and sixteen (816), eight hundred and seventeen (817), eight hundred and eighteen (818), eight hundred and nineteen (819) and eight hundred and twenty (820), and bounded together as follows:

BEGINNING at a point in the southerly side of West 23rd Street, distant six hundred and seventy-five feet (675 ft.) westerly from the corner formed by the intersection of the southerly side of West 23rd Street with the westerly side of 10th Avenue;

RUNNING THENCE southerly and parallel with the westerly side of 10th Avenue, ninety-eight feet, eight inches (98 ft. 8 in.) more or less to the center line of the block;

THENCE westerly and along the same one hundred and twenty-five feet (125 ft.) more or less to the easterly side of 11th Avenue;

THENCE northerly along the same ninety-eight feet, eight inches (98 ft. 8 in.) more or less to the southerly side of 23rd Street; and

THENCE easterly along the same one hundred and twenty-five feet (125 ft.) more or less to the point or place of BEGINNING.

For Information Only:   Said premises are known as 556-568 West 23rd Street a/k/a 180 11th Avenue, New York, NY and designated as Block 694 Lot 65 as shown on the Tax Map of the City of New York, County of New York.

Schedule A-5:

ALL THAT CERTAIN plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the Borough of  Manhattan, County of New York, City and State of New York, bounded and described as follows:

BEGINNING at a point on the southerly side of 23rd Street, distant 225 feet easterly from the corner formed by the intersection of said southerly side of 23rd Street with the easterly side of 11th Avenue;

THENCE southerly and parallel with said 11th Avenue, 98 feet 9 inches to the centre line of the block;

THENCE easterly along said centre line of the block, 150 feet;

THENCE northerly and parallel with 11th Avenue, 98 feet 9 inches to the southerly side of 23rd Street, and

THENCE westerly along the southerly side of 23rd Street, 150 to the point or place of BEGINNING.

Schedule A

For Information Only:   Said premises are known as 536-546 West 23rd Street, New York, NY and designated as Block 694 Lot 58 as shown on the Tax Map of the City of New York, County of New York.

Schedule A

SCHEDULE B

Defined Terms

Additional Deposit	Section 18
Adjourned Closing Date	Section 6(a)(iii)
Affiliate	Section 11(f)
Agreement	Preamble
Apportionment Date	Section 7(a)
Broker	Section 14(a)
Building	Recitals
business day	Section 4(d)
Closing	Section 18
Closing Date	Section 18
Commitment	Section 6(a)(i)
Contracts	Section 10(b)(vi)
Damages	Section 11(c)
Declaration	Section 17(c)(iv)
Deposit	Section 4(a)
Electing Party	Section 34(d)
Escrow Agent	Section 4(a)
Exculpated Parties	Section 11(a)
Extension Payment	Section 18
Existing Survey	Section 5(a)
Express Representations	Section 11(a)
Final Closing Statement	Section 7(f)
FIRPTA	Section 21
Initial Exception	Section 6(a)(ii)
Initial Objections	Section 6(a)(ii)
Land	Recitals
Leases	Section 10(b)(iv)
Limitation Date	Section 11
Lot 58	Recitals
Lot 58 Existing Building	Recitals
Lot 58 Land	Recitals
Material	Section 9(a)(v)
New Closing Notice	Section 6(d)
Non-Electing Party	Section 34(d)
Notices	Section 19
Objection Date	Section 6(a)(ii)
Parties	Preamble

Schedule B-1

Party	Preamble
Permitted Encumbrances	Section 5
Person	Section 11(f)
Preliminary Closing Statement	Section 7(f)
Premises	Recitals
Premises Documents	Section 3(b)
Proceeding	Section 11(c)
Property	Section 2(a)
Property Taxes	Section 7(a)(i)
Purchase Price	Section 4
Purchaser	Preamble
Purchaser's Representatives	Section 3(a)
Representation	Section 11(c)
Representation Update	Section 36
Scheduled Closing Date	Section 18
Seller	Preamble
Seller Knowledge Individual	Section 11(c)
Seller Related Parties	Section 3(e)
Seller’s Retained Property	Section 2(d)
Taking	Section 13(a)
Tax Certiorari Proceeding	Section 15
Title Company	Section 6(a)(i)
Title Cure Notice	Section 6(a)(iii)
Title Cure Period	Section 6(a)(iii)
Title Objections	Section 6(a)(i)
Transfer Taxes	Section 16(a)
Update Exceptions	Section 6(a)(ii)
Update Objection Date	Section 6(a)(ii)
Updated Survey	Section 6(a)(i)
Utilities	Section 7(e)
Violations	Section 6(c)
Voluntary Liens	Section 6(c)
Waiver	Section 17(a)(v)
ZLDA	Section 17(c)(iii)
ZRD Deadline	Section 9(d)

Schedule B-2

SCHEDULE C

Intentionally Omitted

Schedule C

SCHEDULE D

Tax Proceedings

Proceedings for certiorari or other proceedings to determine or contest the assessed valuation of the Property

Approximately each year, representatives on behalf of Seller have filed applications to contest the actual assessed value of the Property or parcels thereof.  The last reduction obtained was for the 2011/2012 tax year, in which Seller secured a reduction in by $219,950, which resulted in a reduction of $22,202.42 in property taxes.

Schedule E

SCHEDULE E

Environmental Disclosures

U-Haul Environmental Documents Index

for

562 West 23rd Street, Manhattan, NY  10011

Schedule E

65603

Document Identified as “Proposed (E) Destination/Chelsea Rezoning Legal Correspondence Letters from Dept. of City Planning (City of New York and King & Cassell) - August 6 & 13, 1999”

2

32330

Document Identified as “Monitoring Well Sampling Proposal and Cost Estimate for $1,800.00 – October 4, 1999”

3

35725

Document Identified as “Site Closure Letter from ATC - May 18, 2000”

13

32383

Document Identified as “Spill Incidents Database Search - June 6, 2000”

2

65604

Document Identified as “Legal Correspondence Letter from King & Cassell - July 28, 2000”

6

65613

Document Identified as “Legal Correspondence Letter - March 29, 1994, Order on Consent, No. R2-0165-93-09 from King & Cassell - December 28, 2000”

12

32390

Document Identified as “Site Investigation Letter Report (Partial) – July 30, 2001”

11

32382

Document Identified as “Site Investigation Report (Partial) – July 30, 2001”

14

32381

Document Identified as “Groundwater Modeling (Partial) – December 27, 2001”

8

366

Document Identified as “Limited Site Investigation of Impact of USTS Removed from Facility Letter Report Requests NFA – July 30, 2001”

11

2858

Document Identified as “NYSDEC Closure Letter:  Division of Environmental Remediation - Spill Response (Spill#9700188)” – February 22, 2002

1

32385

Document Identified as “Letter From Dept. of Environmental Conservation - February 22, 2002”

1

32388

Document Identified as “Site Status Letter (Partial) - July 1, 2002”

7

32386

Document Identified as “Report on Drum Removal (Partial) - July 5, 2002”

2

32389

Document Identified as “Underground Storage Tank Closure and Focused Subsurface Investigation (Partial) - September 27, 2002”

6

32380

Document Identified as “ATC Phase I Environmental Site Assessment for Project #15.75093.0050 – November 1, 2002”

38

U-Haul Doc #	Document Description	Total Pages
35726	Document Identified as “U-Haul Corporation New York City Boring Report 1994” issued by American Hi-Tech, Inc.	54
32329	Document Identified as “Site #9 Site Location Maps/ Soil Analytical Results - October 1994”	7
43843	Document Identified as ”Tank Removal Letter from Tyree Environmental - April 15, 1997”	1
31600	Document Identified as “Closure Report for the Excavation of Underground Storage Tanks prepared by Tyree Brothers Environmental Services - May 1997”	27
31606	Document Identified as “Site Assessment Report prepared by Pinnacle Environmental Technologies - July 31, 1997”	48
31594	Document Identified as “Closure Report for the Excavation of Underground Storage Tanks prepared by Tyree – July 1997”	41
31595	Document Identified as “Groundwater Sampling Report prepared by Pinnacle – August 14, 1998”	20
31601	Document Identified as “Quarterly Groundwater Monitoring Report prepared by Pinnacle – February 21, 1999”	22
31603	Document Identified as “Quarterly Groundwater Monitoring Report prepared by Pinnacle – April 16, 1999”	22
43837	Document Identified as “Proposed E Designation from King & Cassell, P.C. - June 30, 1999”	70
31599	Document Identified as “Quarterly Groundwater Monitoring Report prepared by Pinnacle – July 15, 1999”	21
43844
Document Identified as “Request for Notice of Hearing Regarding the Proposed E Designation from King & Cassell, P.C. - July 1, 1999”	3

Schedule E

38003	Document Identified as “No Further Remediation Letter from the NYSDEC Pertaining to Spill No. 0205608 – December 10, 2002”	4
32384	Document Identified as “Letter From Dept. of Environmental Conservation - December 10, 2002”	1
2854	Document Identified as “NYSDEC Closure Letter Division of Environmental Remediation - Spill Response (Spill#0205608)” – December 10, 2002	1
4845	Document Identified as “No Further Action Required Letter – USTs” - December 10, 2002	4
4269	Document Identified as ” Sanborn Historic Insurance Maps for Site”	3
4268	Document Identified as “Environmental History UST Activity On-Site Memo” – July 1, 2002	3
32102	Document Identified as “ATC Phase I Environmental Site Assessment “	79
36039	Document Identified as “Proposal from ERM in the Amount of $15,800.00 for the Closure of a 5,000 Gallon Tank – September 21, 2006”	2
39015	Document Identified as “Petroleum Bulk Storage Application (PBS Number 2-084069) Information Correction and Renewal of 2-1,000 Gal. Closed Tanks and 1-5,000 Gal. Never Registered - October 12, 2006”	2
36862	Document Identified as “Petroleum Bulk Storage Certificate (PBS) for the 5,000 Gallon Tank from NYSDEC - October 12, 2006”	2
36758	Document Identified as “Monthly Progress Report from ERM - October 2006”	1
37615	Document Identified as “5,000 Gallon Tank Closure Letter Report from ERM - November 20, 2006”	15
39016	Document Identified as “Petroleum Bulk Storage Application (PBS Number 2-084069) Closure of 1-5,000 Gal. - December 6, 2006”	2

Schedule E

EXHIBIT 1

Escrow Agent's Wire Instructions

EXHIBIT 2

Form of Deed

THIS INDENTURE, made the day of , 2015

BETWEEN Amerco Real Estate Company, a Nevada corporation,

party of the first part, and

[], a Delaware limited liability company, having an address c/o The Related Companies, L.P., 60 Columbus Circle, New York, New York 10023

party of the second part,

WITNESSETH, that the party of the first part, in consideration of Ten Dollars and other valuable consideration paid by the party of the second part, does hereby grant and release unto the party of the second part, the heirs or successors and assigns of the party of the second part forever,

ALL that certain plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the City of New York, State of New York more particularly described in Schedule A attached hereto.  Being the same premises conveyed to the party of the first part from [].

TOGETHER with all right, title and interest, if any, of the party of the first part in and to any streets and roads abutting the above described premises to the center lines thereof; TOGETHER with the appurtenances and all the estate and rights of the party of the first part in and to said premises; TO HAVE AND TO HOLD the premises herein granted unto the party of the second part, the heirs or successors and assigns of the party of the second part forever.

AND the party of the first part covenants that the party of the first part has not done or suffered anything whereby the said premises have been encumbered in any way whatever, except as aforesaid.

AND the party of the first part, in compliance with Section 13 of the Lien Law, covenants that the party of the first part will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the total of the same for any other purpose.

The word “party” shall be construed as if it read “parties” whenever the sense of this indenture so requires.

IN WITNESS WHEREOF, the party of the first part has duly executed this deed the day and year first above written.

AMERCO REAL ESTATE COMPANY, a Nevada corporation

By:___________________________________

Name:

Title:President

STATE OF ARIZONA )

) SS.:

COUNTY OF MARICOPA )

On the __ day of ______________ in the year 2015 before me, the undersigned, personally appeared Carlos Vizcarra, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person or entity upon behalf of which the individual acted, executed the instrument.

_________________________________

Signature and Office of individual

taking acknowledgment

Bargain and Sale Deed With Covenant Against Grantor’s Acts TO	SECTION: BLOCK: LOT: COUNTY: New York ADDRESS: RETURN BY MAIL TO: Levitt & Boccio, LLP 60 Columbus Circle 20th Floor New York, New York 10023 Attention:

Schedule A

EXHIBIT 3

[Reserved]

EXHIBIT 4

ZRD1

EXHIBIT 5

FIRPTA AFFIDAVIT

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.   To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Amerco Real Estate Company the undersigned hereby certifies the following on behalf of Amerco Real Estate Company.

                 Amerco Real Estate Company is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as such terms are defined in the Internal Revenue Code and Income Tax Regulations).
                 Amerco Real Estate Company is not a disregarded entity as defined in § 1.1445-2(b)(2)(iii).
                 Amerco Real Estate Company’s U.S. employer identification number is ___________.].
                 Amerco Real Estate Company's office is 2727 North Central Avenue, Phoenix, Arizona 85004.

Amerco Real Estate Company understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of AMERCO Real Estate Company.

AMERCO REAL ESTATE COMPANY,

a Nevada corporation

By:___________________________________

Name:

Title:President

_________________, 2015

EXHIBIT 6

ZLDA

EXHIBIT 7

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT, made and entered into this ____ day of ____________, 201__, between Amerco Real Estate Company, a Nevada corporation, having an address at 2727 North Central Avenue, Phoenix, Arizona 85004 ("Assignor") and _____________________, a Delaware limited liability company, having an address c/o The Related Companies, L.P., 60 Columbus Circle, New York, New York 10023  ("Assignee").

W I T N E S S E T H:

Assignor for ten dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby assigns to Assignee all of Assignor's right, title and interest in, to and under (i) all books, records, and files owned by Assignor and relating solely to the occupancy, use or operation of the real property located at 519 West 27th Street, New York, New York (the "Premises"), but not to any business operation in the Premises or conducted on or from the Premises; (ii) all transferable licenses, approvals, certificates and permits held by Assignor and exclusively relating solely to the occupancy, use or operation of the Premises, but not to any business operation in the Premises or conducted on or from the Premises; (iii) all assignable warranties and guaranties exclusively relating to the occupancy, use or operation of the Premises, and (iv) all other items of intangible personal property owned by Assignor and exclusively relating to the occupancy, use or operation of the Premises (exclusive of the items expressly excluded from Purchaser's due diligence review pursuant to that certain Purchase and Sale Agreement, dated _____2015 between Assignor and Assignee (the “Purchase Agreement”); the items set forth in clauses (i) through (iv) above are hereinafter referred to collectively as the "Property Matters");

TO HAVE AND TO HOLD unto Assignee and its successors and assigns to its and their own use and benefit forever.

Assignee hereby expressly assumes the obligations of Assignor in respect of the Property Matters accruing from and after the date hereof.

This Agreement is made by Assignor without recourse and without any expressed or implied representation or warranty whatsoever, except to the extent expressly provided in the Purchase Agreement.

This Agreement inures to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, Assignor and Assignee have executed this General Assignment and Assumption Agreement as of the date first above written.

ASSIGNOR:

AMERCO REAL ESTATE COMPANY,

a Nevada corporation

By:_____________________________

Name:

Title:President

ASSIGNEE:

[_______________________________]

By:_____________________________

Name:

Title:

EXHIBIT 8

Declaration

DECLARATION OF ZONING LOT RESTRICTIONS

AMERCO REAL ESTATE COMPANY, having its principal office at 2727 North Central Avenue, Phoenix, Arizona 85004 (the “Owner”) and [23rd ASSOCIATES, L.L.C.], having its principal office at c/o The Related Companies, L.P. 60 Columbus Circle, New York, New York 10023 (the “Developer”), (Owner and Developer collectively, the “Declarants”) constituting the “parties in interest” (excepting those parties waiving their respective rights to join therein) as defined in Section 12-10(d) of the Zoning Resolution of the City of New York effective December 15, 1961, as amended, with respect to the land known as Lots 5, 58, 60, 61, 65, [and 9058] in Block 694 on the Tax Map of the City, County and State of New York, do hereby declare that the above-described tracts of land known as and by, respectively, the street addresses 555 West 22nd Street, 536 West 23rd Street, 548 West 23rd Street, 552 West 23rd Street, 170 11th Avenue, and 536 West 23rd Street, New York, New York, as more particularly described in Exhibit A attached hereto, are one zoning lot (the “Combined Zoning Lot”) for the purpose of and in accordance with the provisions of the aforementioned Zoning Resolution and shall have the effect therein set forth.

If Developer shall add other parcels of real property to the Combined Zoning Lot so as to create an enlarged zoning lot for the purposes of and in accordance with the provisions of the Zoning Resolution, Owner shall, by executing this Declaration, be deemed to automatically and without any further action on its part to have consented to and waived its right to execute such new, amended, modified, or replacement declaration, regardless of whether Owner executes such new, amended, modified or replacement Declaration.

This Declaration constitutes a covenant running with the land and shall bind and inure to the benefit of the Declarants, their respective successors and assigns and every party now or hereafter acquiring any right, title or interest therein or in any part thereof. No breach of this Declaration by any of the Declarants shall affect the treatment of the interests in the property subject to this Declaration as one zoning lot, and this Declaration may be executed in counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the declarants have executed this instrument this ___________ day of ______________, 2015.

AMERCO REAL ESTATE COMPANY

By:_____________________________

Name:

Title:

23RD AND 11TH ASSOCIATES, L.L.C.

By:_____________________________

Name:

Title:

STATE OF NEW YORK)

)  ss.:

COUNTY OF NEW YORK)

On the ____ day of ___________, 2015 before me, the undersigned, a notary in and for said state, personally appeared __________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s)  whose name(s)  is (are) subscribed to the within instrument and acknowledged to me that he/she/they  executed the same in his/her/their capacity and that by his/her/their signature(s) on the instrument, the individual, or the person upon behalf of which the individual(s)  acted, executed the instrument.

Notary Public

STATE OF NEW YORK)

)  ss.:

COUNTY OF NEW YORK)

On the ____ day of ____________, 2015 before me, the undersigned, a notary in and for said state, personally appeared __________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s)  whose name(s)  is (are) subscribed to the within instrument and acknowledged to me that he/she/they  executed the same in his/her/their capacity and that by his/her/their signature(s) on the instrument, the individual, or the person upon behalf of which the individual(s)  acted, executed the instrument.

Notary Public

[Acknowledgement Page to Declaration of Zoning Lot Restrictions]

EXHIBIT A

Legal Description of the Combined Zoning Lot

EXHIBIT 9

Waiver

DECLARATION OF ZONING LOT RESTRICTIONS

AMERCO REAL ESTATE COMPANY, having its principal office at 2727 North Central Avenue, Phoenix, Arizona 85004 (the “Owner”) and [23rd ASSOCIATES, L.L.C.], having its principal office at c/o The Related Companies, L.P. 60 Columbus Circle, New York, New York 10023 (the “Developer”), (Owner and Developer collectively, the “Declarants”) constituting the “parties in interest” (excepting those parties waiving their respective rights to join therein) as defined in Section 12-10(d) of the Zoning Resolution of the City of New York effective December 15, 1961, as amended, with respect to the land known as Lots 5, 58, 60, 61, 65, [and 9058] in Block 694 on the Tax Map of the City, County and State of New York, do hereby declare that the above-described tracts of land known as and by, respectively, the street addresses 555 West 22nd Street, 536 West 23rd Street, 548 West 23rd Street, 552 West 23rd Street, 170 11th Avenue, and 536 West 23rd Street, New York, New York, as more particularly described in Exhibit A attached hereto, are one zoning lot (the “Combined Zoning Lot”) for the purpose of and in accordance with the provisions of the aforementioned Zoning Resolution and shall have the effect therein set forth.

If Developer shall add other parcels of real property to the Combined Zoning Lot so as to create an enlarged zoning lot for the purposes of and in accordance with the provisions of the Zoning Resolution, Owner shall, by executing this Declaration, be deemed to automatically and without any further action on its part to have consented to and waived its right to execute such new, amended, modified, or replacement declaration, regardless of whether Owner executes such new, amended, modified or replacement Declaration.

This Declaration constitutes a covenant running with the land and shall bind and inure to the benefit of the Declarants, their respective successors and assigns and every party now or hereafter acquiring any right, title or interest therein or in any part thereof. No breach of this Declaration by any of the Declarants shall affect the treatment of the interests in the property subject to this Declaration as one zoning lot, and this Declaration may be executed in counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the declarants have executed this instrument this ___________ day of ______________, 2015.

AMERCO REAL ESTATE COMPANY

By:_____________________________

Name:

Title:

23RD ASSOCIATES, L.L.C.

By:_____________________________

Name:

Title:

STATE OF NEW YORK)

)  ss.:

COUNTY OF NEW YORK)

On the ____ day of ___________, 2015 before me, the undersigned, a notary in and for said state, personally appeared __________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s)  whose name(s)  is (are) subscribed to the within instrument and acknowledged to me that he/she/they  executed the same in his/her/their capacity and that by his/her/their signature(s) on the instrument, the individual, or the person upon behalf of which the individual(s)  acted, executed the instrument.

Notary Public

STATE OF NEW YORK)

)  ss.:

COUNTY OF NEW YORK)

On the ____ day of ____________, 2015 before me, the undersigned, a notary in and for said state, personally appeared __________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s)  whose name(s)  is (are) subscribed to the within instrument and acknowledged to me that he/she/they  executed the same in his/her/their capacity and that by his/her/their signature(s) on the instrument, the individual, or the person upon behalf of which the individual(s)  acted, executed the instrument.

Notary Public

[Acknowledgement Page to Declaration of Zoning Lot Restrictions]

EXHIBIT A

Legal Description of the Combined Zoning Lot

EXHIBIT 10

TRCLP Guaranty

GUARANTY

THIS GUARANTY (this “Guaranty”) is made and entered into effective as of this      day of                    2015 by THE RELATED COMPANIES L.P., a New York limited partnership (“Guarantor”), having an address at 60 Columbus Circle, New York, New York 10023 and being an affiliate of 23RD ASSOCIATES, L.L.C., a New York limited liability company (the “Developer”) in favor of AMERCO REAL ESTATE COMPANY, a Nevada corporation (“Owner”) having an address at 2727 North Central Avenue, Phoenix, Arizona 85004.

RECITALS:

WHEREAS, Owner is the owner in fee title of certain land, with the buildings and improvements thereon, known as 536 West 23rd Street, New York, New York, and identified on the Tax Map of the City, County, and State of New York (the “Tax Map”) as Block 694, Lot 58 (the “Owner Land”; said buildings and improvements, together with any future replacements, additions or alterations thereto being referred to hereinafter collectively as “Owner Building”; and the Owner Land and the Owner Building are herein collectively referred to as the “Owner Premises”);

WHEREAS, Developer is the owner in fee title of certain land and air, with the buildings and improvements thereon, known as 555 West 22nd Street, 548 West 23rd Street, 552 West 23rd Street, and 170 11th Avenue, New York, New York, each respectively identified on the Tax Map as Block 694, Lots 5, 60, 61, 65, and 9058 (the “Developer Land”; said building(s) and structure(s) located thereon as of the date hereof are herein referred to as the “Existing Developer Building”);

WHEREAS, Developer is the owner in fee title of that certain fee above a plane located above the Owner Premises, (the “Fee Above a Plane”);

WHEREAS, Developer may demolish the Existing Developer Building(s) and  construct a new building (the “New Developer Building”), and construct other improvements associated with such new building (the Existing Developer Building and the New Developer Building, together with any additions thereto or future alterations thereto or replacements, repairs or rebuilding thereof not prohibited by the provisions of this Agreement, are herein collectively referred to as “Developer Building”; Developer Land, Developer Building and Fee Above a Plane, are herein collectively referred to as the “Developer Premises”);

WHEREAS Owner and Developer have entered into that certain Zoning Lot Development and Easement Agreement, dated of even date hereof (the “ZLDA”), pursuant to which Owner and Developer agreed to (i) limit the Development Rights (as defined in the ZLDA) that may be used in the Owner Premises to the Owner Retained Development Rights (as defined in the ZLDA), and (ii) allow the Developer Premises the exclusive right to and benefit of the Developer Total Development Rights (as defined in the ZLDA);

WHEREAS, it is a condition precedent to Owner entering into the ZLDA that certain of Developer’s obligations under the ZLDA, as more specifically set forth herein, be guaranteed by Guarantor; and

WHEREAS, Guarantor is willing to guarantee certain of the obligations of Developer under the ZLDA, subject to and only as expressly provided below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Guarantor, it is agreed as follows:

ARTICLE 1

THE GUARANTY.

1.1.Guaranty.  Subject to the terms and conditions of this Guaranty, Guarantor hereby unconditionally, absolutely and irrevocably guarantees to Owner the prompt performance of Developer’s indemnification obligations owed to an Indemnified Party (the “Guarantied Parties”) solely with respect to the indemnification obligations of Developer set forth in Section 9(e) of the ZLDA with respect to the Construction Work, subject to the terms, conditions and limitations set forth in the ZLDA and this Guaranty (the “Guarantied Obligations”).

1.2.Termination of Guaranty.  Guarantor’s  obligations under this Guaranty shall  fully cease and terminate and be automatically be discharged without necessitating that any further action be taken, upon the first to occur of (i) the sixth (6th) anniversary of the date of issuance of a temporary certificate of occupancy for the New Developer Building; or (ii) upon the transfer, sale, or conveyance of the Owner Premises to any person or entity other than an Affiliate (as defined in the ZLDA) of Owner (the “Termination Date”).  The parties expressly agree and acknowledge that Guarantor’s Obligations under this Guaranty shall not include, and Guarantor shall not have any liability to any Guarantied Parties for, any loss, damage, or liability first arising or accruing after the issuance of a certificate of occupancy.

1.3.Payment and Performance by Guarantor.  Guarantor agrees that upon the failure of Developer to perform or pay any of the Guarantied Obligations when and as such become due, Guarantor shall forthwith defend, indemnity and hold harmless the Guarantied Parties in accordance with Section 9(e) of the ZLDA as when due and owing to the Guarantied Parties pursuant to Section 9(e) of the ZLDA.  Notwithstanding anything contained herein to the contrary (i) nothing contained herein shall be construed to increase Guarantor’s obligations beyond the obligations of Developer under the ZLDA; and (ii) the maximum liability of Guarantor hereunder shall in all events be limited to amounts actually received by the Guarantor under the Guarantor’s policies of insurance.

1.4.Benefit of the Guaranty.  The provisions of this Guaranty are solely for the benefit of the Guarantied Parties and no other person or entity.

1.5.No Assignment.  Owner may not assign or otherwise transfer its rights or obligations under this Guaranty to any other person or entity, and in such case, the obligations of Guarantor hereunder shall be null and void and of no further force or effect.

ARTICLE 2

GENERAL TERMS.

2.1.Amendments; Terms. There shall be no modification of the provisions of this Guaranty unless the modification be in writing and signed by the Guarantor and Owner.  The terms utilized in this Guaranty shall have the same meaning as defined in the ZLDA, except as otherwise expressly provided.

2.2.Headings Descriptive.  The headings in this Guaranty are for purposes of reference only and shall not otherwise affect the meaning or construction of any provision of this Guaranty.

2.3.Notices.  Any notice, approval, request, demand, consent or other communication hereunder (a “Notice”) shall be given pursuant to and at the addresses set forth in the ZLDA with a copy to Guarantor at 60 Columbus Circle, New York, New York 10023, Attention Gregory Gushee.

2.4.Final Expression.  This Guaranty is intended by the parties as a final expression of the Guaranty and is intended as a complete and exclusive statement of the terms and conditions thereof.

2.5.Binding Effect.  This Guaranty shall bind Guarantor and shall inure to the benefit of the Guarantied Party.

2.6.Severability.  In the event any provision hereof is determined to be invalid or unenforceable, the remaining provisions shall and do remain in full force and effect.

2.7.Applicable Law.  This Guaranty shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles.

[signature page follows]

IN WITNESS WHEREOF, Guarantors have caused this Guaranty to be duly executed and delivered as of the date first above written.

THE RELATED COMPANIES, L.P.

By:_____________________________________

Name:

Title:

[Signature Page to Guaranty]